EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                                      Among


                              COMPUTONE CORPORATION

                            NEW COMPUTONE CORPORATION

                           MULTI-USER SOLUTIONS, LTD.


                                       and


                   DARRIN S. SHERRILL AND JOHN H. GARDNER, JR.



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                                TABLE OF CONTENTS
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ARTICLE I       DEFINITIONS..................................................................................2
     1.1        Definitions..................................................................................2

ARTICLE II      REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                OF THE SHAREHOLDERS..........................................................................8
     2.1        Organization.................................................................................8
     2.2        Subsidiaries.................................................................................8
     2.3        Authority....................................................................................8
     2.4        Capital Structure............................................................................9
     2.5        No Distributions on Capital Stock............................................................9
     2.6        Financial Statements; Accounts...............................................................9
     2.7        Material Changes Since December 31, 1999....................................................10
     2.8        Availability of Assets and Legality of Use..................................................10
     2.9        Title to Property...........................................................................10
     2.10       Books and Records...........................................................................10
     2.11       Accounts Receivable.........................................................................11
     2.12       Compliance with Legal Requirements..........................................................11
     2.13       Real Property and Leases....................................................................12
     2.14       Insurance...................................................................................12
     2.15       Conduct of Business.........................................................................13
     2.16       No Undisclosed Liabilities..................................................................13
     2.17       No Default or Litigation....................................................................13
     2.18       Tax Liabilities.............................................................................13
     2.19       Contracts...................................................................................14
     2.20       Employee Agreements.........................................................................15
     2.21       Employee Relations..........................................................................15
     2.22       Employee Retirement Income Security Act.....................................................15
     2.23       Conflicts; Sensitive Payments...............................................................16
     2.24       Corporate Name..............................................................................17
     2.25       Trademarks and Proprietary Rights...........................................................17
     2.26       Environmental Matters.......................................................................17
     2.27       Health and Safety Matters...................................................................18
     2.28       Inventory...................................................................................18
     2.29       Product Warranties..........................................................................19
     2.30       Product Liability...........................................................................18
     2.31       No Omissions................................................................................19
     2.32       Finders.....................................................................................19
     2.33       Representations and Warranties to Be True on the Closing Date...............................19
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ARTICLE III     REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                OF COMPUTONE AND THE SUB....................................................................20
     3.1        Organization of Computone and the Sub.......................................................20
     3.2        Corporate Authority.........................................................................20
     3.3        Finders.....................................................................................20
     3.4        SEC Filings.................................................................................20
     3.5        Material Change Since December 31, 1999.....................................................21
     3.6        Representations and Warranties to Be True on the Closing Date...............................21
     3.7        No Prior Activities.........................................................................21
     3.8        Termination of Company 401(k) Plan..........................................................21

ARTICLE IV      ACTION PRIOR TO THE CLOSING DATE............................................................21
     4.1        Investigation of the Company................................................................22
     4.2        Confidential Nature of Information..........................................................22
     4.3        Preserve Accuracy of Representations and Warranties
                of Shareholders.............................................................................22
     4.4        Maintain the Company As a Going Concern.....................................................23
     4.5        Make No Material Change in the Company......................................................23
     4.6        No Public Announcement......................................................................24
     4.7        Preserve Accuracy of Representations and Warranties
                of Computone................................................................................24
     4.8        Company Debt to First Security National Bank................................................24
     4.9        Make No Material Change in Computone........................................................24

ARTICLE V       COVENANTS OF THE SHAREHOLDERS...............................................................25
     5.1        Use of Trademarks...........................................................................25
     5.2        Use of Name.................................................................................25
     5.3        Inconsistent Activities.....................................................................25

ARTICLE VI      THE MERGER..................................................................................25
     6.1        The Merger..................................................................................25
     6.2        Effective Time..............................................................................25
     6.3        Closing Date................................................................................26
     6.4        Effect of the Merger........................................................................26
     6.5        Certificate of Incorporation; By-laws; Directors and Officers...............................26
     6.6        Shareholders' Meeting.......................................................................26
     6.7        Conversion of Securities....................................................................27
     6.8        Dissenting Shares of Company Common Stock...................................................27
     6.9        Surrender of Shares of Company Common Stock; Stock
                Transfer Books..............................................................................28
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ARTICLE VII     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                COMPUTONE AND THE SUB.......................................................................32
     7.1        No Misrepresentation or Breach of Covenants and Warranties..................................32
     7.2        No Changes in or Destruction of Property....................................................33
     7.3        Legal Matters...............................................................................33
     7.4        Opinion of Counsel for the Shareholders.....................................................33
     7.5        Financing Commitment........................................................................35
     7.6        Items to be Received by Computone...........................................................35
     7.7        Shareholder Approval........................................................................36
     7.8        Sale of Company Common Stock; No Outstanding Options........................................36

ARTICLE VIII    CONDITIONS PRECEDENT TO OBLIGATIONS OF
                THE SHAREHOLDERS............................................................................36
     8.1        No Misrepresentation or Breach of Covenants and Warranties..................................36
     8.2        Opinion of Counsel for Computone and the Sub................................................37
     8.3        Legal Matters...............................................................................38
     8.4        Items to be Received by the Shareholders....................................................38

ARTICLE IX      TERMINATION.................................................................................39
     9.1        Termination.................................................................................39
     9.2        Effect of Termination.......................................................................40

ARTICLE X       AMENDMENT, WAIVER AND INDEMNIFICATION.......................................................40
     10.1       Amendment...................................................................................40
     10.2       Extension; Waiver...........................................................................40
     10.3       Survival of Obligations.....................................................................40
     10.4       Indemnification.............................................................................41

ARTICLE XI      MISCELLANEOUS...............................................................................41
     11.1       Notices.....................................................................................41
     11.2       Expenses....................................................................................42
     11.3       Governing Law; Jurisdiction and Service of Process..........................................43
     11.4       Successors and Assigns......................................................................43
     11.5       Partial Invalidity..........................................................................43
     11.6       Execution in Counterparts...................................................................44
     11.7       Titles and Headings.........................................................................44
     11.8       Schedules...................................................................................44
     11.9       Entire Agreement............................................................................44
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                                       iii

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SCHEDULES:
---------

  2.1       -     Jurisdictions Where Company is Qualified to do Business
  2.4       -     Outstanding Options
  2.5       -     Distributions on Capital Stock
  2.6(B)    -     Bank Accounts of the Company
  2.7       -     Company Material Changes Since December 31, 1999
  2.8       -     Non-Available Assets; Non-Conforming Uses
  2.11      -     Accounts Receivable
  2.12      -     Compliance with Legal Requirements
  2.13(A)   -     Leases
  2.13(B)   -     Consents regarding Leases
  2.14      -     Insurance
  2.15      -     Pending and Threatened Claims
  2.17      -     Defaults or Litigation
  2.18      -     Taxes
  2.19      -     Contracts
  2.20      -     Employee Agreements; ERISA
  2.21      -     Employee Compensation
  2.23      -     Conflicts, Sensitive Payments
  2.25      -     Trademarks and Proprietary Rights
  2.26      -     Underground Storage Tanks
  2.27      -     Health and Safety Matters
  2.28      -     Inventory
  3.1       -     Jurisdictions Where Computone and Sub are Qualified to do
                  Business
  3.5       -     Computone Material Changes Since December 31, 1999
  4.5       -     Permitted Company Material Changes Prior to Closing Date

APPENDICES:
----------

    A     -     Form of Escrow and Indemnification Agreement Among
                Computone Corporation, Darrin S. Sherrill, John H. Gardner, Jr.
                and the Escrow Agent
    B     -     Form of Registration Rights Agreement Among Computone
                Corporation, Darrin S. Sherrill and John H. Gardner, Jr.
    C     -     Form of Employment Agreement Among Computone Corporation
                and each of Darrin S. Sherrill and John H. Gardner, Jr.
    D     -     Form of Investment Representation Agreement Among
                Computone Corporation and each of Darrin S. Sherrill and John H.
                Gardner, Jr.

                                       iv

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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into as of the 12th day of April 2000 among COMPUTONE CORPORATION, a Delaware corporation ("Computone"), NEW COMPUTONE CORPORATION, a Delaware corporation and a wholly owned subsidiary of Computone ("Sub"), MULTI-USER SOLUTIONS, LTD., a Georgia corporation (the "Company") and DARRIN S. SHERRILL and JOHN H. GARDNER, JR. (individually, a "Shareholder" and, collectively, the "Shareholders"), which Shareholders own all of the issued and outstanding shares (the "Shares") of Company Common Stock.

                                   WITNESSETH:

     WHEREAS, the respective Board of Directors of Computone, Sub and the Company have approved the merger of the Company with and into Sub (the "Merger") with the Sub as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of the Company ("Company Common Stock"), other than shares owned directly or individually by the Company and Dissenting Shares, will be converted into the right to receive $4,000 in cash and 800 shares of common stock, par value $.01 per share, of Computone ("Computone Common Stock");

     WHEREAS, the Merger requires the approval of a majority of the votes cast by the holders of shares of Company Common Stock entitled to vote thereon at a special meeting of the holders of Company Common Stock (the "Company Shareholder Approval");

     WHEREAS, Computone, the Sub and each of the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, the parties hereto, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:

                                        1

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                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. When used in this Agreement, the following words or phrases have the following meanings:

     "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, "control", including the terms "controlling" and "controlled", means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     "Agreement" shall have the meaning ascribed to it in the preamble hereto.

     "Assets" shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action relating thereto, including, without limitation, cash and cash equivalents, securities, including, without limitation, exempted securities under the Securities Act of 1933, as amended (the "Securities Act"), receivables, recoverables from reinsurance and otherwise, deposits and advances, loans, agents balances, real property, together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expenses, books of account, records, files, invoices, data, rights, claims and privileges and any other assets whatsoever.

     "Closing" and "Closing Date" shall have the respective meanings set forth in Section 6.2 hereof.

     "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

     "Code" shall have the meaning ascribed to it in the preamble hereto.

                                        2
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     "Company" shall have the meaning ascribed to it in the preamble hereto.

     "Company Adverse Effect" shall mean an adverse effect on the Condition of the Company, taken as a whole, in an amount that exceeds $50,000 other than resulting from general economic or financial conditions which do not affect the Company uniquely.

     "Company Common Stock" shall have the meaning ascribed to it in the preamble hereto.

     "Company Financial Statements" shall have the meaning ascribed thereto in
Section 2.6(a) hereof.

     "Company Property" shall mean any property on which the Company holds a Lien or any facility which is owned or leased by the Company or in the management of which the Company actively participates.

     "Company Shareholder Approval" shall have the meaning ascribed to it in the preamble hereto.

     "Computone" shall have the meaning ascribed to it in the preamble hereto.

     "Computone Common Stock" shall have the meaning ascribed to it in the preamble hereto.

     "Condition" shall mean, as to a Person, the financial condition, business, results of operations, prospects and the properties or other Assets of such Person.

     "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral.

     "Employee Welfare Plan" shall have the meaning as set forth in Section 3(1) of ERISA.

     "Environmental Claim" shall mean any written notice by a Person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release, of any Materials of Environmental Concern at any location, whether or not owned by the Company, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
                                        3

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     "Environmental Law" shall mean all federal, state and local Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, the presence of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall mean, with respect to the Company, any trade or business that together with the Company would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA.

     "Escrow Agreement" shall mean the Escrow and Indemnification Agreement among Computone, the Shareholders and the Escrow Agent named therein in substantially the form of Appendix A hereto.

     "Financial Statements" shall mean statements of financial condition and statements of operations, statements of cash flows and shareholders' equity, and the footnotes, schedules, exhibits and other attachments thereto.

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Entity" shall mean a domestic court, legislature, governmental agency, commission or administrative or regulatory authority or instrumentality.

     "Gross Profit" shall mean the remainder of the Company's sales revenue less its cost of sales computed on a separate company basis. Cost of sales shall include all costs and expenses of the Company directly related to providing products or services including, but not be limited to, the following: (i) cost of products sold, (ii) freight costs, (iii) outside contract services, (iv) operating supplies, (v) repairs and maintenance, (vi) facilities costs, (vii) depreciation and (viii) salaries, wages, payroll taxes, employee benefits and other costs incurred by reason of the integration, help desk, repair, shipping, receiving and warehouse departments. This definition shall be consistently applied in the determination of Gross Profit for all relevant periods.

     "Hazardous Materials" shall mean any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA") or the regulations issued pursuant to Section 102 of CERCLA,
                                        4

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including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended ("RCRA") or having the characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in
Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under
Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substance Control Act, as amended;
(viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended; (ix) asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products and (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.

     "Health and Safety Requirements" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force and effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise, each as amended and as now or hereafter in effect.

     "Intellectual Property" shall mean (i) all inventions whether patentable or unpatentable and whether or not reduced to practice, all improvements thereof and all patents, applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptions, derivations and applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals thereof; (v) all trade secrets and confidential business information including ideas, research and development, know-how, formulas, data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals; (vi) all computer software including data and related documentation; (vii) all other proprietary rights and (vii) all copies and tangible embodiments thereof in whatever form or medium.
                                        5

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     "Investment Agreement" shall mean the Investment Representation Agreement among Computone and the Shareholders in substantially the form of Appendix D hereto.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" shall mean the knowledge of the relevant Person, after due inquiry by the appropriate officer or officers.

     "Law" shall mean a law, ordinance, rule or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

     "Liability" shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown.

     "License" shall mean a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.

     "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.

     "Losses" shall mean losses, claims, damages, costs, expenses, Liabilities and judgments, including, without limitation, court costs and attorneys' fees.

     "Material" shall mean a 10% or greater change in the item in question.

     "Merger" shall have the meaning ascribed to it in the preamble hereto.

     "Officers' Certificate" shall mean, with respect to any Person, a certificate executed by the President or an appropriate Vice President of such Person, as attested by the Secretary or an Assistant Secretary of such Person.

     "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.

     "Ordinary Course of Business" shall mean an action taken by a Person if:
(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(ii) such action is not required to be authorized by the board of directors of such Person or by any Person or group of Persons exercising similar authority or by a parent company and (iii) such action is similar in nature and magnitude to actions customarily taken, without any

                                        6

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authorization by the board of directors or by any Person or group of Persons exercising similar authority or by a parent company, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor entity.

     "Permitted Liens" shall mean as to the Company, (i) all Liens disclosed in a schedule attached hereto, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business of the Company and which is not delinquent and can be paid without interest or penalty or (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto.

     "Person" shall mean an individual, corporation, partnership, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.

     "Proceedings" shall mean actions, suits, hearings, claims and other similar proceedings.

     "Shareholder" or "Shareholders" shall have the respective meanings ascribed to such terms in the preamble hereto.

     "Shares" shall have the meaning ascribed to it in the preamble hereto.

     "Sub" shall have the meaning ascribed to it in the preamble hereto.

     "Subsidiary" of a Person means any Person with respect to whom such specified Person, directly or indirectly, beneficially owns 50% or more of the equity interests in, or holds the voting control of 50% or more of the equity interests in, such Person.

     "Taxes" shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any domestic taxing authority upon the entity in question, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group.

                                        7

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     "Tax Returns" or "Returns" shall mean all Tax returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state or local Laws.


                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                               OF THE SHAREHOLDERS

     As an inducement to Computone and the Sub to enter into this Agreement and to consummate the transactions contemplated herein, each Shareholder, severally and not jointly, represents and warrants to Computone and the Sub and agrees as follows:

     2.1 Organization.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 2.1 hereto, which are the only jurisdictions in which the failure to be so qualified would have a Company Adverse Effect.

          (b) The Company has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate the Company Property and to carry on its business as now conducted.

     2.2 Subsidiaries. The Company has no subsidiaries.

     2.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of the Company. This Agreement, when executed and delivered by the Company and assuming the due execution hereof by Computone and the Sub, will constitute the valid, legal and binding agreement of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of the Company, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which the Company is a party or by provisions affecting any of them; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of the Company under such
                                        8
instrument, agreement, mortgage, judgment, order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity, except such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have a Company Adverse Effect. Each Shareholder has full power and authority to do and perform all acts and things required to be done by such Shareholder under this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of the Company have been delivered to Computone.

     2.4 Capital Structure. The authorized capital stock of the Company consists of 10,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding, all of which, at Closing, will be owned by the Shareholders, and none of which is held by the Company as treasury shares. Except for this Agreement and as set forth in Schedule 2.4 hereto, there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, transfer, sale, purchase or redemption of any shares of capital stock of the Company, and no such agreements, arrangements, options, warrants or other rights or commitments will be entered into or granted between the date hereof and the Closing Date. All of the Shares are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by the Shareholders, free and clear of any liens, claims, encumbrances and restrictions of any kind; and the transfer and delivery of the Shares to Computone by the Shareholders as contemplated by this Agreement will be sufficient to transfer good and marketable record and beneficial title to such outstanding Shares to Computone, free and clear of liens, claims, encumbrances and restrictions of any kind.

     2.5 No Distributions on Capital Stock. The Company has never purchased or redeemed any shares of its outstanding capital stock and, since December 31, 1999, has not declared or paid any dividend or made any other distribution in respect of its capital stock in excess of the net income of the Company subsequent to December 31, 1999, except as set forth in Schedule 2.5 hereto.

     2.6 Financial Statements; Accounts.

          (a) The Shareholders will furnish to Computone the balance sheets of the Company as of December 31, 1999 and 1998 and the related statements of operations and of changes in financial position for the two years ended December 31, 1999, together with appropriate notes to such financial statements (collectively, the "Company Financial Statements"). The Company Financial Statements will be accompanied by the reports thereon by Deloitte & Touche LLP, independent certified public accountants. The Company Financial Statements will be correct and complete in all Material respects and fairly present the financial position of the Company as at the respective dates thereof and the results of its operations and the changes in its financial position for the respective periods covered thereby, and will be prepared in conformity with generally accepted accounting principles consistently applied throughout all periods.

          (b) There is set forth in Schedule 2.6(B) hereto a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by the Company at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act with respect thereto and (iii) powers of attorney for the Company with respect thereto.

     2.7 Material Changes Since December 31, 1999. Except as described in
Schedule 2.7 hereto, since December 31, 1999, the business of the Company has been operated only in the Ordinary Course of Business and, whether or not in the Ordinary Course of Business, other than as disclosed in this Agreement or the schedules referred to herein there has not been, occurred or arisen (i) any Material adverse change in the Condition of the Company from that shown on the balance sheet of the Company as of December 31, 1999 referred to in Section 2.6 hereof; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any Company Property which is material to the financial condition, operations or business of the Company; (iii) any Material increase in any employee benefit plan listed in Section 2.20 hereof; (iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to the Company or waiver or relinquishment of any right of material value to the Company, (v) the payment of any dividend in excess of that permitted by Section 2.5 hereof or (vi) any other event, condition or state of facts of any character which would constitute a Company Adverse Effect.

     2.8 Availability of Assets and Legality of Use. Except as specified in
Schedule 2.8 hereto, the Assets owned or leased by the Company constitute all of the Assets which are being used in its business, and such Assets are in good and serviceable condition, normal wear and tear excepted, and suitable and adequate for the uses for which intended and such Assets and their uses conform in all material respects to all applicable Laws. Such Assets will be sufficient for the continued conduct of the Company's business immediately after the Closing in substantially the same manner as the Company's business was conducted immediately prior to the Closing.

     2.9 Title to Property. Except as shown on Schedule 2.8 hereto, the Company has good and marketable title to all of its Assets, including the Assets reflected on the December 31, 1999 balance sheet referred to in Section 2.6 hereof and all of the Assets thereafter acquired by it, except to the extent that such Assets have thereafter been disposed of for fair value in the Ordinary Course of Business.

     2.10 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Computone, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of the Georgia
                                       10

Business Corporation Code ("Georgia Law") and any other applicable Laws, including but not limited to, the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, regardless of whether or not the Company is subject to that Section, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such stockholders, board of directors or committees thereof has been held for which minutes have not been prepared and are not contained in such minute books.

     2.11 Accounts Receivable. All accounts receivable reflected on the December 31, 1999 balance sheet referred to in Section 2.6 hereof arising prior to the date hereof, not collected at the date hereof, have arisen from bona fide transactions in the Ordinary Course of Business. Except as disclosed in Schedule
2.11 hereto, none of such receivables is subject to counterclaims or set-offs or is in dispute and all of such accounts are good and collectable in the Ordinary Course of Business at the aggregate recorded amounts thereof, subject in each case to the allowance for possible losses shown on such balance sheet. With respect to all accounts receivable existing on the Closing Date, with the exception of accounts receivable relating to customers not obligated to renew their service contracts with the Company, neither the Company nor either of the Shareholders has any Knowledge of any deterioration in the ability of any of the respective account debtors to pay its debts and obligations as they become due or to continue to conduct its business on an ongoing basis.

     2.12 Compliance with Legal Requirements. Except as set forth in Schedule
2.12 hereto:

          (a) The Company is, and at all times since its date of incorporation has been, in compliance in all material respects with the Georgia Law and all other Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets or the Company Property.

          (b) No event has occurred or circumstance exists that with or without notice or lapse of time (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law in any material respect or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (c) The Company has not received, at any time since December 31, 1999, any written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law in any material respect or (ii) any actual, alleged, possible or potential material obligation which may give rise on the part of the
                                       11

Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (d) The Company possesses all material licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted. All of such licenses, permits and authorizations of the Company are hereinafter collectively called the "Permits." All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity. The Company is, and at all times since January 1, 1997 has been in material compliance with all terms and requirements of each Permit. The Company is not in material violation of the terms of any Permit, and the Company has not received notice of any violation or claimed violation thereunder. All applications required to have been filed for the renewal of any and all Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with such Governmental Entities with respect to the Permits have been duly made on a timely basis.

     2.13 Real Property and Leases. The Company does not own any real property. Attached hereto as Schedule 2.13(A) are true and correct copies of every lease or agreement under which the Company is lessee or sublessee of, or holds or operates, any real property owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of each Shareholder, the other parties thereto. The Company is not in default in any material respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice would constitute such a default nor will the Company take any action or fail to take required action between the date hereof and the Closing Date which would permit any such default or event to occur. Except as set forth on Schedule 2.13(B) hereto, none of such leases and agreements requires the consent of any party thereto in order to undertake or consummate the transactions contemplated by this Agreement.

     2.14 Insurance. The Company maintains policies of fire and casualty and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business and properties and are sufficient for compliance with all Laws applicable to the Company. All such policies are valid, duly issued and enforceable in accordance with their respective terms and conditions. Attached as Schedule 2.14 hereto is a list and an accurate description of all policies of insurance that are or were owned, held or maintained by or for the benefit of the Company or under which the Company is or was a named insured from January 1, 1997 to the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which the Company has any remaining coverage. The Company has complied with each of such policies and has not failed to give any notice or present any known claim thereunder. The Company will keep such insurance in full force and effect through the Closing Date. The Company has not received, and to the Knowledge of each Shareholder, no event or omission has occurred which may cause it to receive, notice that any such policies will be cancelled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to Computone.

     2.15 Conduct of Business. Schedule 2.15 hereto lists all claims arising in other than the Ordinary Course of Business which are pending or, to the Knowledge of each Shareholder threatened, against the Company and correctly sets forth the data reflected therein. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights.

     2.16 No Undisclosed Liabilities. The Company is not subject to any Liability that would have a Company Adverse Effect, including, to each Shareholder's Knowledge, unasserted claims, absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the December 31, 1999 balance sheet referred to in Section 2.6 hereof, other than Liabilities of the same nature as those set forth in such balance sheet and reasonably incurred in the Ordinary Course of Business after December 31, 1999.

     2.17 No Default or Litigation. Except as set forth in Schedule 2.17 hereto, the Company is not in default in any material respect under any agreement, lease or other document to which it is a party. Except as set forth and described in Schedules 2.15 and 2.17 hereto, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the Knowledge of each Shareholder, threatened against the Company or against the properties or business thereof which might, individually or in the aggregate, have a Company Adverse Effect and each Shareholder knows of no factual basis for any such lawsuit, proceeding, claim or investigation and there is no action, suit, proceeding or investigation pending, threatened or contemplated which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

     2.18 Tax Liabilities. The amounts reflected as liabilities for Taxes on the December 31, 1999 balance sheet referred to in Section 2.6 hereof are sufficient for the payment of all Taxes of the Company accrued for or applicable to the period ended on such balance sheet date and all years and periods prior thereto. Except as disclosed in Schedule 2.18 hereto, all Tax Returns which are required to be filed by or in respect of the Company up to and including the date hereof have been filed and no extension of the time for filing of any such return is presently in effect. All Taxes of the Company which have become due pursuant to such Returns or otherwise or pursuant to any assessment have been paid. All such Returns which have been filed or will be filed by or in respect of the Company for any period ending on or before the Closing Date are or will be true and correct. There exists no proposed assessment against the Company. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any Company Property. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no Liens for Taxes with respect to any Company Property. The Company is not obligated under law, contract or otherwise for the Taxes of any Person. All tax periods from and after January 1, 1993 up to and including the Effective Time of Closing (collectively, the "S Corporation Tax Period"), the Company has elected (with the consent of all of its shareholders), in compliance with all applicable legal requirements, to be taxed under Subchapter S of the Code and corresponding provisions under any applicable state and local laws, and such elections are in effect for the Company. No action has been taken by the Company or any shareholder of the Company that may result in the revocation of any such elections and, with respect to the S Corporation Tax Period, the Company has no liability, absolute or contingent, for the payment of any income Taxes under the Code or under the laws of such states or localities which afford tax treatment similar to that under Subchapter S of the Code, including without limitation sections 1374 and 1375 of the Code and any analogous state and local provisions. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has delivered to Computone correct and complete copies of all federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1996. The federal Tax Returns for the Company have never been examined by the IRS and the applicable statute of limitations relating thereto has expired for the tax year ended December 31, 1996 and all prior periods.

     2.19 Contracts. Except as set forth in Schedule 2.19 hereto or any other schedule referred to herein, the Company is not a party to (i) any contract for the purchase or sale of real property to or from any third party; (ii) any contract for the lease or sublease of personal property from or to any third party which provides for annual rentals in excess of $50,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties which provides in the aggregate for annual rentals in excess of $50,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services which calls for performance over a period of more than 60 days and involves more than the sum of $50,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by the Company or others;
(v) any broker's representative, sales or advertising contract which is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others; (vii) any contract with any Shareholder or
(viii) any other contract, whether or not made in the Ordinary Course of Business which is material to the business or Assets of the Company. Copies of all contracts and agreements identified in Schedule 2.19 hereto have been made available to Computone. No outstanding purchase commitment by the

Company is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. Except as set forth in Schedule 2.19 hereto or any other schedule referred to herein, none of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. Except for defaults that would not individually or cumulatively result in a Company Adverse Effect, the Company is not in default under the terms of any such contract nor is it in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred which with the passage of time or giving of notice would constitute such a default by the Company and, to the Knowledge of each Shareholder, no other party to any such contract is in default thereunder nor has any such event occurred with respect to such party except for defaults that would not individually or cumulatively result in a Company Adverse Effect. Without the prior written consent of Computone, no Shareholder will cause or permit the Company to make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the Ordinary Course of Business and as contemplated by this Agreement.

     2.20 Employee Agreements. Listed on Schedule 2.20 hereto are all written plans, contracts and arrangements, including but not limited to union contracts, employee benefit plans, employment agreements, consulting agreements, confidentiality agreements, non-competition agreements or other agreements with any of the Company's employees, whereunder the Company has any obligations, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to the Company and the Company has no outstanding oral agreements relating to any of the foregoing.

     2.21 Employee Relations. The Company has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. The Company has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. The relations of the Company with its employees are satisfactory and the Company is not a party to or affected by or threatened with, or to the Knowledge of each Shareholder, in danger of being a party to or affected by, any labor dispute which materially interferes or would materially interfere with the conduct of its business. There is set forth in Schedule 2.21 hereto the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of the Company whose total annual compensation, including bonuses, during the year ended December 31, 1999 exceeded the sum of $50,000. Since December 31, 1999, there has been no increase in the compensation payable to any of such officers, directors and employees, except as set forth in Schedule 2.21 hereto.

     2.22 Employee Retirement Income Security Act. Schedule 2.20 hereto contains a list of any "employee benefit plan" within the meaning of Section 3(3) of ERISA established or maintained by the Company or to which the Company has made any contributions. The Company is not required, and was not required within the immediately preceding five years, to make any contribution to any "multi-employer plan" within the meaning of Section 3(37) of ERISA. The Company has no liability in respect of any employee benefit plans established or maintained or to which contributions are or were made by it to the PBGC or to any beneficiary of such plans. All required reports and descriptions, including Form 5500 Annual Reports, summary annual reports, PBGC-1's and summary plan descriptions, have been timely filed and distributed appropriately with respect to each such employee benefit plan. The requirements of COBRA have been met with respect to each such employee benefit plan that is an Employee Welfare Plan.

     Except as set forth in Schedule 2.20 hereto, (i) no employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or in respect of which the Company is considered an "employer" under Section 414 of the Code, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived or has incurred any liability to PBGC and (ii) the Company has not breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. Except as set forth in Schedule 2.20 hereto, neither the Company nor any of its affiliates or, to the Knowledge of each Shareholder, any "party in interest," as defined in
Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Section 406 and 408 of ERISA or
Section 4975 of the Code. Except as set forth in Schedule 2.20 hereto, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by the Company or in respect of which the Company is an employer under Section 414 of the Code and none of such plans has been terminated by the plan administrator thereof or by the PBGC. None of the Company or its affiliates has incurred any liability under ERISA. The original or a complete correct copy of each plan listed in
Schedule 2.20 hereto has been delivered to Computone.

     2.23 Conflicts; Sensitive Payments. Except as listed in Schedule 2.19 hereto or described in Schedule 2.23 hereto there are (i) no situations involving the interests of any Shareholder or, to the Knowledge of each Shareholder, any officer or director of the Company which may be generally characterized as a "conflict of interest," including, but not limited to, the leasing of property to or from the Company or direct or indirect interests in the business of competitors, suppliers or customers of the Company and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of the Company since January 1, 1995 to governmental officials or others which may be generally characterized as a "sensitive payment."

     2.24 Corporate Name. The Company owns and possesses, to the exclusion of the Shareholders and their respective affiliates, all rights to the use of the name Multi-User Solutions, Ltd. in the operation of the Company's present business or any other business similar to or competitive with that being conducted by the Company, including, but not limited to, the right to use such name in advertising.

     2.25 Trademarks and Proprietary Rights. All trademarks, trade names, copyrights and applications therefor which are owned or used or registered in the name of or licensed to the Company are listed and briefly described in
Schedule 2.25 hereto. Other than as specified in Section 2.25 hereto, no proceedings have been instituted or are pending or threatened or, to the Knowledge of each Shareholder, contemplated which challenge the validity of the ownership by the Company of any of such trademarks, trade names, copyrights or applications. The Company has not licensed anyone to use any of the foregoing or any other technical know-how or other proprietary rights of the Company, and each Shareholder has no Knowledge of the infringing use of any of such trademarks and trade names or the infringement of any of such copyrights by any person except as set forth in Section 2.25 hereto. The Company owns and has properly registered all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others except as specified in Schedule 2.25 hereto.

     2.26 Environmental Matters.

          (a) The Company is, and, to the Knowledge of each Shareholder, all Properties of the Company including, with respect to any Company Property, all owners or operators thereof, are, and at all times have been in substantial compliance with all applicable Environmental Laws. The Company has not received any written communication that alleges that the Company or any Company Property including, with respect to any Company Property, any owner or operator thereof, is not in such compliance, and, to the Knowledge of each Shareholder, there are no circumstances that may prevent or interfere with such compliance in the future.

          (b) There is no Environmental Claim pending against the Company or, to the Knowledge of each Shareholder, any Company Property or, to the Knowledge of each Shareholder, threatened against the Company or any Company Property, or any Person whose Liability for any Environmental Claims the Company has or may have retained or assumed either contractually or by operation of Law, except for Environmental Claims which, individually or in the aggregate, would not have a Company Adverse Effect.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Hazardous Materials, that, to the Knowledge of each Shareholder, could form the basis of any Environmental Claim against the Company, any Company Property or any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

          (d) To the knowledge of each Shareholder, there are no Hazardous Materials present on or in any Company Property, including Hazardous Materials contained in barrels, above or underground storage tanks, except as set forth in
Schedule 2.26 hereto, landfills, land deposits, dumps, equipment, whether movable or fixed, or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Company Property or such adjoining property, or incorporated into any structure therein or thereon.

          (e) Without in any way limiting the generality of the foregoing, to the knowledge of each Shareholder, (i) Schedule 2.26 hereto identifies all underground storage tanks and the capacity and contents of such tanks currently or formerly located on any Company Property, (ii) there is no friable asbestos contained in or forming part of any building or structure owned or leased by the Company and (iii) no polychlorinated biphenyls are used or stored at or on any Company Property.

     2.27 Health and Safety Matters.

          (a) The Company has complied and is in compliance with all Health and Safety Requirements.

          (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to the Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 2.27 hereto.

          (c) Neither any Shareholder nor the Company has received any written notice, report or other information regarding any actual or alleged violation of Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Health and Safety Requirements.

     2.28 Inventory. Except as disclosed in Schedule 2.28 hereto, the inventory of the Company consists of raw materials and supplies, manufactured and processed parts, work in process and finished goods, all of which is merchantable in the Ordinary Course of Business and fit for the purpose for which it was purchased or manufactured, and none of which has been on hand for more than one year or is obsolete, damaged or defective, subject only to the reserve for inventory on the December 31, 1999 balance sheet referred to in
Section 2.6 hereof.

     2.29 Product Warranties. The Company has no material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, for product warranties except for warranties of products given by the manufacturers of such products, and assigned by the Company to its customers.

     2.30 Product Liability. The Company has no liability that would result in a Company Adverse Effect, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, arising out of any injury to individuals or property as the result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

     2.31 No Omissions. None of the representations or warranties of the Shareholders contained herein, none of the information contained in the Schedules referred to in this Article II, and none of the other information or documents furnished to Computone by the Shareholders or the Company in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of each Shareholder, there is no fact which adversely affects, or in the future is likely to effect adversely, the business or assets of the Company in any material respect which has not been disclosed in writing to Computone.

     2.32 Finders. None of the Company or any Shareholder has paid or become obligated to pay any fee or commission to any broker, finder or intermediary with the exception of Martin Wolf Associates, and the Shareholders shall be solely responsible for all fees and commissions due Martin Wolf Associates by reason of the Merger. Neither the Company nor any Shareholder has any agreement or obligation whatsoever with entities other than Computone and the Sub regarding any proposed acquisition of the Company by any such entity and none of them is engaged in any negotiations with any such entity for any such acquisition.

     2.33 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article II shall be true and correct on the Closing Date.

                                   ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                            OF COMPUTONE AND THE SUB


     As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, Computone and the Sub represent and warrant to the Company and agree as follows:

     3.1 Organization of Computone and the Sub.

          (a) Each of Computone and the Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 3.1 hereto, which are the only jurisdictions in which the failure of Computone or the Sub to be so qualified would have a material adverse effect on Computone.

          (b) Each of Computone and the Sub has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate its respective Property properly and to carry on its business as now conducted.

     3.2 Corporate Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of Computone and the Sub. This Agreement, when executed and delivered by Computone and the Sub, and assuming due execution hereof by the Company, will constitute the valid, legal and binding agreement of Computone and the Sub enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of Computone and the Sub, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which Computone or the Sub is a party or by which either of them is bound or any statute or regulatory provisions affecting either of them or (ii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity except such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have a material adverse effect on the Condition of Computone or the Sub.

     3.3 Finders. Neither Computone nor the Sub has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the Merger.

     3.4 SEC Filings. Computone's Annual Reports on Form 10-KSB for the fiscal years ended April 2, 1999, April 3, 1998 and April 4, 1997 and all other reports and
                                       20
definitive proxy statements filed or to be filed by it prior to the Closing Date under Sections 13, 14 or 15 of the Securities Exchange Act of 1934, as amended, in the form filed, or to be filed, with the SEC (a) complied or will comply in all material respects as to form with the applicable requirements of the rules and regulations of the SEC and (b) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and each of the balance sheets in any such SEC filing, including the related notes and schedules thereto, fairly presents and will fairly present the financial position of Computone as of its date and each of the statements of operations and changes in stockholders' equity and cash flows in any such SEC filing, including the related notes and schedules thereto, fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flow, as the case may be, of Computone for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     3.5 Material Change Since December 31, 1999. Except as disclosed in
Schedule 3.5 hereto, since December 31, 1999 there has been no event, condition or state of acts of any character that would have a material adverse effect on Computone.

     3.6 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article III shall be true and correct on the Closing Date.

     3.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation or consummation of this Agreement and the transactions contemplated hereby, the Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangement with any person or entity.

     3.8 Termination of Company 401(k) Plan. In the event that, following the Closing Date, a new 401(k) Plan or comparable benefit plan is established for employees of the Sub, the Sub will terminate the Company 401(k) Plan as then in effect.

                                   ARTICLE IV

                        ACTION PRIOR TO THE CLOSING DATE

     The parties covenant and agree to take the following action between the date hereof and the Closing Date:

     4.1 Investigation of the Company. Each Shareholder shall cause the Company to afford to the officers, employees and authorized representatives, including, without limitation, independent public accountants and attorneys, of Computone such reasonable access upon reasonable prior notice during normal working hours to the offices, properties, personnel, business and financial and other records of the Company as Computone shall deem necessary or desirable, and shall furnish to Computone or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable Computone or its representatives to verify to their satisfaction the accuracy of the Company Financial Statements and the representations and warranties contained in Article II of this Agreement. No investigation made by Computone or its representatives, except to the extent of actual Knowledge by Computone of any inaccuracy or breach of the representations and warranties of the Shareholders contained herein, shall affect the representations and warranties of the Shareholders hereunder or the liability of the Shareholders with respect thereto.

     4.2 Confidential Nature of Information. Computone, the Sub and the Company agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information which it shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement (collectively, the "Confidential Information"), and shall return to the other party all copies of the Confidential Information which have been furnished in connection therewith. In the event that a party hereto becomes legally compelled to disclose any of the Confidential Information, it shall provide the other party with reasonable notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.2. In the event that such protective order or other remedy is not obtained or that the other party waives compliance with the provisions of this Section 4.2, the first party will furnish only that portion of the Confidential Information which it is advised by opinion of counsel, which counsel shall be reasonably acceptable to the other party, is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished. Computone, the Sub and the Company agree and acknowledge that a breach of the provisions of this Section 4.2 would cause the other parties to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, each party agrees that the other parties shall have the right to seek specific performance of the provisions of this Section
4.2 to enjoin a breach or attempted breach of the provisions of this Section 4.2, such right being in addition to all other rights and remedies that are available to each party at law, in equity or otherwise.

     4.3 Preserve Accuracy of Representations and Warranties of Shareholders. Each Shareholder shall refrain from taking any action and shall cause the Company to
                                       22
refrain from taking any action which would render any representation or warranty contained in Article II of this Agreement inaccurate as of the Closing Date hereunder. Each Shareholder will promptly notify Computone of any lawsuits, claims, proceedings or investigations that, to the Knowledge of any Shareholder, may be threatened, brought, asserted or commenced against the Company, its officers or directors or any Shareholder (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a Company Adverse Effect.

     4.4 Maintain the Company As a Going Concern. Except as otherwise specifically provided herein, each Shareholder shall cause the Company to conduct its business in accordance with past practices and to use its best efforts to maintain the business organization of the Company intact, keep available the services of the Company's officers, employees and agents and preserve the good will of its employees, clients and others having business relations with it. Each Shareholder shall cause the Company to provide Computone promptly with interim monthly financial information and any other management reports, as and when they shall become available, confer with Computone concerning operational matters of a material nature and otherwise report periodically to Computone concerning the status of the business, operations and financial condition of the Company.

     4.5 Make No Material Change in the Company. Prior to the Closing Date, each Shareholder shall not, without the prior written approval of Computone, cause or permit the Company to (i) make any material change in the business or operations of the Company except as set forth in Schedule 4.5 hereto; (ii) make any material change in the accounting policies applied in the preparation of the Company Financial Statements referred to in Section 2.6 hereof; (iii) declare any dividends on its issued and outstanding shares of capital stock or make any other distribution of any kind in respect thereof in excess of the net income of the Company subsequent to December 31, 1999 except as provided in Schedule 2.5 hereof; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of the Company or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of the capital stock of the Company; (vi) incur or be liable for indebtedness to any Shareholder or any Shareholder's affiliates;
(vii) make any change in the compensation of officers or key employees of the Company; (viii) enter into any contract, license, franchise or commitment other than in the Ordinary Course of Business of the Company or waive any rights of substantial value; (ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods (x) enter into any other transaction affecting in any material respect the business of the Company other than in the Ordinary Course of Business and in conformity with the past practices of the Company or as contemplated by this Agreement or (xi) terminate the Company's 401(k) Plan.

     4.6 No Public Announcement. Neither the Shareholders nor Computone nor the Sub shall, without the approval of the other, make any press release or other public announcement or filing concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall so determine, in which case the other party shall be advised thereof and given a reasonable opportunity to comment thereon.

     4.7 Preserve Accuracy of Representations and Warranties of Computone. Computone and the Sub shall refrain from taking any action which would render any representation or warranty contained in Article III of this Agreement inaccurate as of the Closing Date hereunder. Computone and the Sub will promptly notify the Shareholders of any lawsuits, claims, proceedings or investigations that, to the Knowledge of Computone and the Sub, may be threatened, brought, asserted or commenced against Computone and the Sub, its officers or directors
(i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a material adverse effect on Computone.

     4.8 Company Debt to First Security National Bank. Effective as of the Closing Date, Computone shall assume the debt of the Company in an amount not to exceed $100,000 to First Security National Bank (the "Bank"), and, in connection therewith, Computone shall cause the Bank to release any personal obligations of Darrin S. Sherrill relating to such debt.

     4.9 Make No Material Change in Computone. Prior to the Closing Date, Computone shall not, without prior written notice to the Company: (i) make any material change in the business or operations of Computone; (ii) make any material change in the accounting policies applied in the preparation of the Financial Statements contained within Computone's Annual Report on Form 10-KSB for the fiscal year ended April 2, 1999; (iii) declare any dividends on its issued and outstanding shares of capital stock or make any other distribution of any kind in respect thereof; (iv) effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of the Company or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of the capital stock of the Company; (vi) incur or be liable for indebtedness to any of its affiliates; (vii) make any Material change in the compensation of officers or key employees of Computone; (viii) enter into any contract, license, franchise or commitment other than in the Ordinary Course of Business or waive any rights of substantial value; (ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods or (x) enter into any other transaction that would result in a material adverse effect to the Condition of Computone.
                                       24

                                    ARTICLE V

                          COVENANTS OF THE SHAREHOLDERS

     5.1 Use of Trademarks. From the date hereof, neither any Shareholder nor any partner or employee of any Shareholder shall have the right to use any of the trademarks, trade names or applications therefor heretofore used or owned by the Company or to use any trademarks or trade names similar thereto or designs imitative thereof, except as officers or agents of the Company in connection with its business prior to the Closing Date. From the date hereof, neither any Shareholder nor any partner or employee thereof shall have the right to use or to disclose, except in the Ordinary Course of Business, to any person, firm or corporation other than Computone or the Sub, their respective employees, agents and representatives, any secret processes, know-how, trade or business secrets or client lists or other proprietary information of the Company.

     5.2 Use of Name. From and after the Closing, Computone or the Sub and their respective successors, assigns and affiliates shall own or possess, to the exclusion of any Shareholder and any person controlling or controlled by any Shareholder, all rights to use the name Multi-User Solutions, Ltd. and any name similar thereto.

     5.3 Inconsistent Activities. Unless and until the earlier to occur of (i) the termination of this Agreement in accordance with Article IX hereof or (ii) May 21, 2000, neither the Company nor either Shareholder shall (a) solicit, directly or indirectly, any offer to acquire the Company, whether by merger, purchase of stock, purchase of assets or otherwise or (b) enter into any negotiations or agreements that contemplate the merger or sale of the Company or of all or a substantial portion of the assets of the Company to any person other than Computone or the Sub.

                                   ARTICLE VI

                                   THE MERGER

     6.1 The Merger. At the Effective Time (as defined in Section 6.2 hereof) and subject to and upon the terms and conditions of this Agreement, the Delaware General Corporation Law ("Delaware Law") and Georgia Law, the Company shall be merged with and into the Sub, the separate corporate existence of the Company shall cease, and the Sub shall continue as the surviving corporation. The Sub as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation".

     6.2 Effective Time. On the Closing Date (as defined in Section 6.3) (or on such other date as the Company and the Sub may agree), the Company and the Sub shall execute in the manner required by Delaware Law and deliver to the Secretary of State of the States of Delaware and Georgia a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     6.3 Closing Date. Subject to the fulfillment of the conditions precedent specified in Articles VII and VIII, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., on the third business day following the satisfaction of such conditions precedent (the "Closing Date") at the offices of Johnston & Thornburgh, Suite 800, 900 Circle 75 Parkway, Atlanta, Georgia, 30339-3084 or at such other place or such other time as Computone and the Company shall mutually agree.

     6.4 Effect of the Merger. The Merger shall have the effects set forth in Title 8, Chapter 1, Subchapter IX of the Delaware Law and Title 14, Chapter 2,
Article 11 of Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     6.5 Certificate of Incorporation; By-laws; Directors and Officers.

          (a) At the Effective Time the Certificate of Incorporation of the Sub, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The By-Laws of the Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

          (c) The directors of the Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors of the Sub (the "Board of Directors") or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     6.6 Shareholders' Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

     6.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Computone, the Sub, the Company or the holder of any of the following securities:

          (a) Each issued and outstanding share of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 6.7(b) hereof and any Dissenting Shares of Company Common Stock (as defined in
Section 6.8(a) hereof) shall be canceled and extinguished and be converted into the right to receive (i) $4,000 in cash, without interest and (ii) 800 shares of Computone Common Stock (the "Merger Consideration"), upon surrender of the certificate formerly representing such share in the manner provided in Section
6.9 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 6.9 hereof, without interest.

          (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock (or Common Stock equivalent) owned by any direct or indirect wholly owned subsidiary of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto. Promptly following the Closing, Computone shall take such action as is required to permit the transfer of 9,000 shares of Computone Common Stock by the Shareholders to Martin Wolf Associates upon the execution of an Investment Agreement by Martin Wolf Associates.

          (c) Each share of Common Stock of Sub issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

     6.8 Dissenting Shares of Company Common Stock.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected his demand for appraisal of his shares of Company Common Stock in accordance with Title 14, Chapter 2, Article 13 of the Code of Georgia, if such provision provides for dissenters' rights for such Company Common Stock in the Merger; and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares of Common Stock"), shall not be converted into or represent a right to receive cash pursuant to Section 6.7 hereof, but the holder thereof shall be entitled to only such rights as are granted by Georgia Law.

          (b) Notwithstanding the provisions of Section 6.6(a) hereof, if any holder of shares of Company Common Stock who demands appraisal of his shares of Company Common Stock under Georgia Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 6.7(a) hereof, as the case may be, without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Common Stock pursuant to Section 6.9 hereof.

          (c) The Company shall give Computone (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Georgia Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Georgia Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Computone, settle or offer to settle any such demands.

     6.9 Surrender of Shares of Company Common Stock; Stock Transfer Books.

          (a) Each holder of certificates representing any shares of Company Common Stock canceled upon the Merger, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose Shares of Company Common Stock were converted pursuant to Section 6.7(a) hereof may thereafter surrender such Certificate or Certificates to Computone to effect the surrender of such Certificate or Certificates. Upon the surrender of Certificates, Computone shall pay the holder of such Certificates in exchange therefor cash and Computone Common Stock in an amount equal to the Merger Consideration, as the case may be, multiplied by the number of shares of Company Common Stock represented by such Certificate as follows: (i) by wire transfer or other immediately available funds Computone shall pay cash as follows: (A) $2,470,000 to Darrin S. Sherrill, (B) $1,330,000 to John H. Gardner, Jr. and (C) $200,000 to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement and (ii) deliver certificates of Computone Common Stock duly registered as follows: (A) 449,150 shares in the name of Darrin S. Sherrill, (B) 241,850 shares in the name of John H. Gardner, Jr., 9,000 shares to Martin Wolf Associates and (C) 100,000 shares in the name of the Escrow Agent to be held in escrow pursuant to the Escrow Agreement. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares of Company Common Stock and Certificates representing shares of Company Common Stock held in the treasury of the Company or any direct or indirect wholly owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Consideration, as the case may be, relating thereto.

          (b) If payment of the Merger Consideration in respect of canceled shares of Company Common Stock is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of Computone that such tax either has been paid or is not applicable.

          (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to Computone, they shall be canceled and exchanged for cash as provided in this Article VI. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding shares of Company Common Stock.

          (d) The Merger Consideration paid in the Merger shall be net to the holder of shares of Company Common Stock in cash, subject to reduction only for any applicable Federal backup withholding or stock transfer taxes payable by such holder.

          (e) Immediately after the Closing, Computone shall prepare a statement (the "Closing Statement") of the Company's stockholders' equity as of the Closing Date, which statement shall be prepared in accordance with GAAP and shall compare the amount of the Company's stockholders' equity as of the Closing Date with the amounts thereof as reflected in the Company's December 31, 1999 balance sheet referred to in Section 2.6 hereof. Promptly after completion thereof, Computone shall deliver a copy of the Closing Statement to the Shareholders. Within 15 days after receipt of the Closing Statement, the Shareholders shall notify Computone in writing whether the Shareholders accept the Closing Statement or, if the Shareholders dispute the Closing Statement, a reasonable quantification of the dispute and supporting evidence therefor. Computone and the Shareholders, in the event of such a dispute, shall negotiate in good faith in an effort to resolve such dispute. If Computone and the Shareholders are unable to resolve such dispute within 15 days after Computone is notified thereof, the dispute shall be referred to an independent public accounting firm satisfactory to Computone and the Shareholders for resolution and the determination of such accounting firm shall be final and binding on Computone and the Shareholders. Computone and the Shareholders shall each pay one-half of the costs of such independent public accounting firm. If and to the extent the stockholders' equity of the

Company as of the Closing Date is less than the amount thereof at December 31, 1999 (a "Negative Difference"), (i) the Merger Consideration shall be retroactively and immediately reduced by the amount of the Negative Difference and (ii) an amount equal to the Negative Difference shall be immediately due and payable by the Shareholders to Computone; provided however, that up to $150,000 of the Negative Difference may be satisfied by Computone's retention of the appropriate amount from the $200,000 in cash held by the Escrow Agent pursuant to the Escrow Agreement.

          (f) The Merger Consideration shall be subject to increase, but not decrease, up to a maximum of $1,500,000, payable one-half in cash and one-half in Common Stock of Computone valued at a price of $5.00 per share, in accordance with the following provisions of this Section 6.9(f):

               (i) The dollar amount of the Gross Profit of the Company shall be determined by Computone for the two twelve-month periods immediately succeeding the Closing Date, which for the purposes of this Agreement shall commence on the first day of the month in which the Closing occurs in the event the Closing occurs between the first day and the fifteenth day of a month and on the first day of the month next succeeding the month in which the Closing occurs in the event the Closing occurs between the sixteenth day and the last day of a month. Such Gross Profit shall be determined in accordance with GAAP consistently applied and as used in determining the Gross Profit of the Company for its 1999 fiscal year (the "Base Year"). Any dispute between Computone and the Shareholders as to the determination of Gross Profit of the Company shall be resolved in the manner provided in Section 6.9(e) hereof.

               (ii) The additional Merger Consideration, if any, payable with respect to the first twelve-month measurement period following the Closing Date (the "First Period") shall be determined in accordance with subparagraph (i) hereof and the following formula and shall, unless payable pursuant to clause
(v) hereof, be paid not later than 45 days following the end of the First
Period:


                  Criteria to Determine                             Amount of Additional
     Additional Merger Consideration for First Period               Merger Consideration
     ------------------------------------------------               --------------------
Gross Profit less than 15% more than Base Year Gross Profit.                None

Gross Profit not less than 15% more but less than 20%                     $375,000
more than Base Year Gross Profit.

Gross Profit not less than 20% more but less than 28%                      600,000
more than Base Year Gross Profit.


                  Criteria to Determine                             Amount of Additional
     Additional Merger Consideration for First Period               Merger Consideration
     ------------------------------------------------               --------------------
Gross Profit not less than 28% more than Base Year                         750,000
Gross Profit.

               (iii) The additional Merger Consideration, if any, payable with respect to the second twelve-month measurement period following the Closing Date (the "Second Period") shall be determined in accordance with subparagraph (i) hereof and the following formula and shall, unless payable pursuant to clause
(iv) or (v) hereof, be paid not later than 45 days following the end of the Second Period:


                  Criteria to Determine                             Amount of Additional
     Additional Merger Consideration for Second Period              Merger Consideration
     -------------------------------------------------              --------------------
Gross Profit not less than 15% more than First Period                       None
Gross Profit.

Gross Profit not less than 15% more but less than 19%                     $375,000
more than First Period Gross Profit and First Period
Gross Profit not less than Base Year Gross Profit.

Gross Profit not less than 19% more but less than 23%                      600,000
more than First Period Gross Profit and First Period
Gross Profit not less than Base Year Gross Profit.

Gross Profit not less than 23% more than First Period                      750,000
Gross Profit and First Period Gross Profit not less than
Base Year Gross Profit.

               (iv) If at any time prior to the end of the Second Period cumulative Gross Profit is at least 285% of Base Year Gross Profit, the Shareholders shall be paid the difference between $1,500,000 and the amount of additional Merger Consideration previously paid; such payment to be made within 45 days of the end of the month during which such goal is achieved.

               (v) In the event (A) the Shareholders do not earn the maximum additional Merger Consideration for either of the First Period or the Second Period and (B) Gross Profit exceeds the amount required for the Shareholders to earn the maximum additional Merger Consideration for the other of the First Period or Second Period, the Shareholders shall be entitled to be paid additional Merger Consideration if and to the extent that the cumulative Gross Profit for the First Period and the Second Period is as follows:

                    (X) If Gross Profit is at least 275%, but less than 280% of Base Year Gross Profit, the Shareholders shall be paid the difference between $1,125,000 and the amount of additional Merger Consideration paid previously;

                    (Y) If Gross Profit is at least 280%, but less than 285% of Base Year Gross Profit, the Shareholders shall be paid the difference between $1,350,000 and the amount of additional Merger Consideration paid previously; and

                    (Z) If Gross Profit is at least 285% of Base Year Gross Profit, the Shareholders shall be paid the difference between $1,500,000 and the amount of additional Merger Consideration paid previously.

Payments due under this Section 6.9(f)(v) shall be paid within 45 days following the end of the Second Period.

               (vi) In the event the Shareholders do not earn the maximum additional Merger Consideration prior to the end of the Second Period, the Shareholders shall be entitled to be paid additional Merger Consideration if and to the extent that the cumulative Gross Profit for the First Period, the Second Period and all or a portion of the twelve-month period following the Second Period (the "Third Period") is at least 474% of Base Year Gross Profit. In such event, the Shareholders shall be paid the difference between $1,500,000 and the amount of additional Merger Consideration paid previously. Payments due under this Section 6.9(f)(vi) shall be paid within 45 days of the end of the month during which the Gross Profit goal is achieved.

               (vii) Computone and the Sub agree that in the event of any future acquisition of a business by the Sub, they shall maintain sufficient accounting records in order to ensure that the calculation of additional Merger Consideration pursuant to this Section 6.9(f) will not be affected by the future business acquisition.


                                   ARTICLE VII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPUTONE AND THE SUB

     The obligations of Computone and the Sub under this Agreement to consummate the Merger shall, at the option of Computone and the Sub, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     7.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Company or any Shareholder in the performance of any of its covenants and agreements herein, each of the representations and warranties of any Shareholder contained or referred to in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the information concerning the Company contained in Company Financial Statements for the years ended December 31, 1999 and 1998 shall have been true and correct in all material respects as of the last day of each such year and there shall have been delivered to Computone a certificate or certificates to that effect, dated the Closing Date, and signed by each Shareholder.

     7.2 No Changes in or Destruction of Property. There shall have been, between the date hereof and the Closing Date, (i) no Company Adverse Effect,
(ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of the Company and
(iii) no material damage to any Company Property by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of the Company to render services or continue operations. There shall have been delivered to Computone a certificate, dated the Closing Date, and signed on behalf of each Shareholder (a) to the effect that between the date hereof and the Closing Date there has been no such Company Adverse Effect as stated in clause (i) hereof and no such material damage as stated in clause (iii) hereof and (b) further stating that nothing has come to the signer's attention, in the course of his activities on behalf of the Company, which causes him to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of the Company.

     7.3 Legal Matters. No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the merger or the other transactions contemplated hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.

     7.4 Opinion of Counsel for the Shareholders. Computone shall have received from Johnston & Thornburgh, counsel for the Shareholders, an opinion dated the Closing Date, in form and substance satisfactory to Computone and its counsel, substantially to the effect that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; and the Company has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each state where the failure to be so qualified would have a Company Adverse Effect. The Company has no subsidiaries.

          (b) The authorized capital stock of the Company consists of 10,000 shares of common stock, without par value, of which 1,000 shares have been issued and are outstanding and are owned beneficially and of record by the Shareholders; except for this Agreement, to the knowledge of such counsel there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company and all of the issued and outstanding shares of common stock of the Company on the Closing Date are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

          (c) This Agreement and the transactions contemplated herein have been duly approved by all necessary action of the Shareholders. This Agreement has been duly and validly executed and delivered by each Shareholder and such Agreement, assuming due execution by Computone and the Sub, is the valid and binding agreement of each Shareholder enforceable against each Shareholder in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

          (d) Each Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Articles of Incorporation or the Bylaws of the Company or, to such counsel's Knowledge, any agreement or instrument to which the Company is a party or by which it is bound, (ii) to such counsel's Knowledge, gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of the Company under any such agreement or instrument or (iii) to such counsel's Knowledge, requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity not already obtained or made, as the case may be.

          (e) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against the Company, other than actions, suits, proceedings or investigations described in Schedules 2.15 or 2.17 hereto, which might result in a Company Adverse Effect, or that any action, suit, proceeding or investigation is pending or to their knowledge threatened which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the Company pursuant to or in connection with this Agreement.

          (f) The Shareholders are the lawful owner of the Shares, free and clear of all adverse claims, with unrestricted right and power to transfer and deliver the Shares to Computone pursuant to the Merger as contemplated hereby.

          (g) To such further effect with respect to legal matters relating to this Agreement as Computone or its counsel may reasonably request.

     In giving such opinion, counsel for the Shareholders may rely, as to matters of fact, upon certificates of officers of the Company, and as to matters relating to the Law of any state other than the State of Georgia, upon opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to Computone prior to the Closing Date.

     7.5 Financing Commitment. Not later than the third business day prior to the Closing Date, Computone shall have received a commitment from Pennsylvania Merchant Group to make available to Computone additional financing of not less than $4,500,000 to be used to pay the cash portion of the Merger Consideration and for working capital.

     7.6 Items to be Received by Computone. Not later than the Closing Date, Computone shall have received:

          (a) the Escrow Agreement duly executed by the Shareholders, Computone and the Escrow Agent named therein in the form of Appendix A hereto;

          (b) the Registration Rights Agreement duly executed by the Shareholders and Computone in the form of Appendix B hereto;

          (c) the Employment Agreement duly executed by Computone and Darrin S. Sherrill in the form of Appendix C hereto;

          (d) the Employment Agreement duly executed by Computone and John H. Gardner, Jr. in the form of Appendix C hereto;

          (e) the Investment Agreement duly executed by Darrin S. Sherrill and Computone in the form of Appendix D hereto;

          (f) the Investment Agreement duly executed by Computone and John H. Gardner, Jr. in the form of Appendix D hereto;

          (g) the Investment Agreement duly executed by Computone and Martin Wolf Associates in the form of Appendix D hereto;

          (h) such evidence as is satisfactory to Computone in its discretion to evidence the termination of all software license agreement between the Company and any of the Company's employees, including, without limitation by reason of specification, the January 8, 1999 Software License Agreement between the Company and Darrin S. Sherrill, provided, however, that after the expiration of the Employment Agreement between Computone and Darrin S. Sherrill, Darrin S. Sherrill shall not be prevented from creating new derivations of such software;

          (i) the audit by Deloitte & Touche LLP of the Company's financial statements for the year ended December 31, 1999 and 1998, which audit shall be satisfactory to Computone in its sole discretion; and

          (j) a certificate of merger duly executed by the Company and the Sub.

     7.7 Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Shareholders.

     7.8 Sale of Company Common Stock; No Outstanding Options. Not later than the Closing Date, Darrin S. Sherrill shall have sold 350 shares of the Company Common Stock to John H. Gardner, Jr. or otherwise discharged or terminated all rights of John H. Gardner, Jr. to purchase Company Common Stock or any other right to acquire Company Common Stock and from and after the Closing Date there shall be no outstanding options or other rights to purchase or otherwise acquire any Company Common Stock.

                                  ARTICLE VIII

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS

     The obligations of each Shareholder under this Agreement to consummate the Merger and receive payment for the Shares shall, at the option of each Shareholder, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      8.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Computone and the Sub in the performance of any of its covenants herein, each of the representations and warranties of Computone and the Sub contained or referred to in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to the Shareholders a certificate or certificates to that effect, dated the Closing Date, and signed on behalf of Computone by its President.

     8.2 Opinion of Counsel for Computone and the Sub. The Shareholders shall have received from Duane, Morris & Heckscher LLP, counsel for Computone and the Sub, an opinion dated the Closing Date, in form and substance satisfactory to the Shareholders and their counsel, to the effect that:

          (a) Each of Computone and the Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and each of Computone and the Sub has the corporate power and authority to consummate the transactions as provided for herein;

          (b) This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of Computone and the Sub. This Agreement has been duly and validly executed and delivered by Computone and the Sub and such Agreement, assuming due execution by each Shareholder, is the valid and binding agreement of Computone and the Sub enforceable against Computone and the Sub in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought;

          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Computone or the Sub or any agreement or instrument known to such counsel to which Computone or the Sub is a party or by which it is bound, (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of Computone or the Sub under any such agreement or instrument or
(iii) requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court or Governmental Entity not already obtained or made, as the case may be;

          (d) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against Computone or the Sub which questions the legality, validity or propriety of (i) this Agreement or of (ii) any action taken or to be taken by the parties hereto pursuant to or in connection with this Agreement; and

          (e) To such further effect with respect to legal matters relating to this Agreement as the Shareholders or their counsel may reasonably request.

     In giving such opinion, counsel for Computone and the Sub may rely, as to matters of fact, upon certificates of officers of Computone and the Sub and, as to matters relating to the Law of any jurisdiction other than the State of Delaware upon the opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to the Shareholders prior to the Closing Date.

     8.3 Legal Matters. No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the Merger or the other transactions contemplated hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.

     8.4 Items to be Received by the Shareholders. Not later than the Closing Date, the Shareholders shall have received:

          (a) the Escrow Agreement duly executed by the Shareholders, Computone and the Escrow Agent named therein in the form of Appendix A hereto;

          (b) the Registration Rights Agreement duly executed by the Shareholders and Computone in the form of Appendix B hereto;

          (c) the Employment Agreement duly executed by Computone and Darrin S. Sherrill in the form of Appendix C hereto;

          (d) the Employment Agreement duly executed by Computone and John H. Gardner, Jr. in the form of Appendix C hereto;

          (e) the Investment Agreement duly executed by Computone and Darrin S. Sherrill in the form of Appendix D hereto;

          (f) the Investment Agreement duly executed by Computone and John H. Gardner, Jr. in the form of Appendix D hereto;

          (g) a certificate of merger duly executed by the Company and the Sub; and

          (h) Computone and the Sub shall have entered into a software license agreement with Darrin S. Sherrill granting Darrin S. Sherrill the right to create derivative works from the software covered by the January 8, 1999 Software License Agreement between the Company and Darrin S. Sherrill, which right may be exercised only following the termination of Darrin S. Sherrill's employment with Computone.

                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

          (a) by mutual consent of Computone and the Company;

          (b) by either Computone or by the Company by one day's written notice to the Company or Computone, as the case may be, if the Closing shall not have been consummated on or before May 21, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

          (c) by either Computone or the Company by one day's written notice to the Company or Computone, as the case may be, if any of the conditions to such party's obligations to consummate the transactions contemplated by this Agreement shall have become impossible to satisfy; or

          (d) by Computone if (i) the Company or any Shareholder is in breach at any time prior to the Closing Date of any of the representations and warranties made by the Company or any Shareholder as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Adverse Effect or (ii) the Company or any Shareholder shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by Computone to the Company or the applicable Shareholder, as the case may be.

          (e) by the Company or any Shareholder if (i) Computone is in breach at any time prior to the Closing Date of any of the representations and warranties made by Computone as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a material adverse effect upon Computone, (ii) Computone shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by either Shareholder to Computone, (iii) the median price per share of Computone Common Stock for the five days prior to the Closing Date is less than $3.50 or (iv) an event has occurred and has been disclosed to the Company pursuant to Section 4.9, and has not been consented to by the Company.

     9.2 Effect of Termination. In the event of the termination of this Agreement by either Computone or the Company, as provided in Section 9.1 hereof, this Agreement shall thereafter become void and there shall be no Liability on the part of any party hereto against any other party hereto, or their respective directors, officers or agents, except that (i) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement, (ii) Sections 4.2, 11.1, 11.2 and 11.3 shall continue in full force and effect notwithstanding such termination and (iii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.


                                    ARTICLE X

                      AMENDMENT, WAIVER AND INDEMNIFICATION

     10.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement.

     10.2 Extension; Waiver. At any time prior to the Closing Date, any party hereto may:

          (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

          (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

          (c) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its President. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     10.3 Survival of Obligations. All certifications, representations and warranties made herein by the Shareholders and their obligations to be performed pursuant to the terms hereof, shall survive the Closing hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with Knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate two years after the Closing Date.

     10.4 Indemnification.

          (a) The Shareholders shall have such indemnification obligation to Computone or the Sub and their respective subsidiaries, affiliates, successors and assigns as are set forth in the Escrow Agreement.

          (b) Computone hereby agrees to indemnify the Shareholders and their respective successors and assigns from and against any Loss and Expense (as defined in the Escrow Agreement) incurred by such Shareholder, in each case net of any insurance proceeds, in connection with or arising from any breach of any warranty or other inaccuracy of any representation of Computone contained or referred to in this Agreement.


                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed telex or telecopy or registered mail, postage prepaid, or nationally recognized overnight carrier services, charges prepaid, addressed as follows:

     if to Computone or the Sub, to:

          Computone Corporation
          Suite 100
          1060 Windward Ridge Parkway
          Alpharetta, Georgia  30005-3992
          Attention: Perry J. Pickerign, President and Chief Executive Officer Fax number: 770-625-0011 with a copy to:

          Duane, Morris & Heckscher LLP
          4200 One Liberty Place
          Philadelphia, Pennsylvania  19103
          Attention: Frederick W. Dreher, Esq.
          Fax number: 215-979-1213
     if to the Company or a Shareholder, to:

          Darrin S. Sherrill
          145 Gingergate Court
          Alpharetta, Georgia 30022

          John H. Gardner, Jr.
          12160 Magnolia Circle
          Alpharetta, Georgia 30005

     with a copy to:

          Johnston & Thornburgh
          900 Circle 75 Parkway
          Suite 800
          Atlanta, Georgia 30339-3084
          Attention: John R. Thornburgh, Esq.
          Fax number: 770-859-0060

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

     11.2 Expenses.

          (a) Except as otherwise provided herein, each party hereto shall pay its own expenses including, without limitation, legal, accounting and broker fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

          (b) If Computone shall terminate this Agreement and not consummate the Merger as contemplated herein for any reason other than as permitted by Section
9.1 hereof, Computone shall pay promptly after such termination to the Company an amount equal to the actual and reasonably documented reasonable out-of-pocket expenses incurred by the Shareholders in connection with the transactions contemplated hereby.

          (c) If the Company shall terminate this Agreement and not consummate the Merger as contemplated herein for any reason other than as permitted by
Section 9.1 hereof, the Company shall pay promptly after such termination to Computone an amount equal to the actual and reasonably documented reasonable out-of-pocket expenses incurred by Computone in connection with the transactions contemplated hereby.

          (d) Notwithstanding the foregoing, the liability of Computone or the Company, as the case may be, pursuant to this Section 11.2 shall not exceed $75,000.

     11.3 Governing Law; Jurisdiction and Service of Process.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its rules on conflicts of law.

          (b) Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Georgia for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by United States registered or certified mail to any Shareholder or Computone, as the case may be, at the addresses set forth in Section 11.1 hereof, shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Georgia located in Forsyth County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

     11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of the Shareholders herein may not be assigned and the rights of Computone may be assigned only (i) to such other business organization which shall succeed to substantially all the assets, liabilities and business of Computone or (ii) to a wholly owned subsidiary of Computone, in which event such assignment shall not relieve Computone of any of Computone's obligations to the Shareholders under this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

     11.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     11.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     11.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.8 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     11.9 Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf all as of the date first above written.

                                     COMPUTONE CORPORATION


                                     By: /s/ Perry J. Pickerign
                                         ---------------------------------------
                                         Perry J. Pickerign, President and
                                         Chief Executive Officer



                                     NEW COMPUTONE CORPORATION


                                     By: /s/ Perry J. Pickerign
                                         ---------------------------------------
                                         Perry J. Pickerign, President



                                     MULTI-USER SOLUTIONS, LTD.


                                     By: /s/ Darrin S. Sherrill
                                         ---------------------------------------
                                         Darrin S. Sherrill, President and Chief
                                         Executive Officer



                                     THE SHAREHOLDERS:


                                     /s/ Darrin S. Sherrill
                                     -------------------------------------------
                                     Darrin S. Sherrill


                                     /s/ John H. Gardner, Jr.
                                     -------------------------------------------
                                     John H. Gardner, Jr.

                                                                      APPENDIX A


                      ESCROW AND INDEMNIFICATION AGREEMENT

     THIS ESCROW AND INDEMNIFICATION AGREEMENT (this "Agreement") made and entered into this ___ day of June, 2000 by and among Computone Corporation, a Delaware corporation ("Computone"), Darrin S. Sherrill and John H. Gardner, Jr. (individually, a "Shareholder" and, collectively, the "Shareholders") who until the merger (the "Merger") of Multi-User Solutions, Ltd., a Georgia corporation (the "Company") with and into New Computone Corporation ("New Computone") pursuant to the Agreement and Plan of Merger dated as of April 12, 2000, as amended by an Amendment No. 1 to Merger Agreement dated as of May 19, 2000 (as amended, the "Merger Agreement") among Computone, New Computone, the Company and the Shareholders, will constitute all of the Shareholders of the Company, and Duane, Morris & Heckscher LLP, as escrow agent (the "Escrow Agent").

                                   WITNESSETH:

     WHEREAS, certain representations, warranties, covenants, agreements and indemnities of the Shareholders are set forth in the Merger Agreement;

     WHEREAS, the execution of this Agreement by the Shareholders, the Escrow Agent and Computone is a condition precedent to the obligations of Computone to proceed with the Merger;

     WHEREAS, the Shareholders have agreed that 100,000 shares (the "Escrow Shares") of the 800,000 shares of Computone's Common Stock to be issued to the Shareholders pursuant to the Merger Agreement will be placed in a separate escrow account (the "Stock Escrow Account") pursuant to this Agreement as collateral to secure, on the terms and conditions set forth herein, the indemnification obligations of the Shareholders under the Merger Agreement and herein relating to the representations and warranties of the Shareholders in the Merger Agreement;

     WHEREAS, the Shareholders have agreed that $200,000 (the "Escrow Cash") of the $4,000,000 cash consideration to be paid to the Shareholders pursuant to the Merger Agreement will be placed in a separate escrow account (the "Cash Escrow Account") pursuant to this Agreement as collateral to secure, on the terms and conditions set forth herein, the indemnification obligations of the Shareholders under the Merger Agreement and herein; and

     WHEREAS, the Escrow Agent has agreed to hold the Stock Escrow Account and the Cash Escrow Account in escrow and to administer the same in accordance with the terms and conditions hereof;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Defined Terms. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

     2. Indemnification, Etc.

        (a) Survival of Representations and Warranties. The representations and warranties of the Shareholders in the Merger Agreement, the schedules and exhibits thereto and any certificate, document or other information delivered by the Shareholders to Computone pursuant thereto shall survive (A) any acquisition or sale transaction effected by or otherwise involving Computone and the Shareholders and (B) the Closing, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated by the Merger Agreement with knowledge of such inaccuracy, breach or failure. All representations and warranties contained in the Merger Agreement or in the schedules and exhibits thereto and any certificate, document or other information delivered by the Shareholders to Computone pursuant to the Merger Agreement shall terminate two years after the Closing Date of the Merger contemplated by the Merger Agreement.

        (b) Indemnification by the Shareholders. Each Shareholder agrees, severally, and not jointly, to indemnify and hold harmless Computone and its subsidiaries, affiliates, partners, successors and assigns (collectively, the "Indemnified Persons") from and against any and all (x) Liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any Indemnified Person, in each case net of any insurance proceeds and retained by such Indemnified Person in excess of the Liability Threshold (as defined herein) in connection with or arising from any breach of any warranty or other inaccuracy of any representation of the Shareholders contained or referred to in the Merger Agreement, in the schedules and exhibits thereto or in any certificate, document or other information delivered pursuant thereto by or on behalf of the Shareholders to Computone, provided that:

            (i) with respect to such representations and warranties, the liability of the Shareholders shall be limited in the aggregate to the sum of
(A) the respective interests of the Shareholders in the Stock Escrow Account,
(B) the respective interests of the Share holders in the Cash Escrow Account and
(C) $200,000. The limit of the aggregate liability of the Shareholders pursuant to this Section 2(b) is referred to herein as a "Liability Limit;" and

            (ii) notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, no Shareholder shall have any liability to any Indemnified Person with respect to the representations and warranties of the Shareholders contained in the Merger Agreement, in the schedules or exhibits thereto or in any certificate, document or other information delivered by or on behalf of the Shareholders to Computone unless and until the aggregate Loss and Expense incurred by all of the Indemnified Persons exceeds $50,000 (the "Liability Threshold") in which event the Shareholders shall be responsible, subject to the terms and conditions of this Agreement, for all Loss and Expense of the Indemnified Persons, including such initial $50,000 amount, but not in excess of the applicable Liability Limit.

        (c) Notification. If Computone believes that any Indemnified Person has suffered or incurred any Loss or incurred any Expense, it shall so notify the Shareholders promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of the Merger Agreement or any document, certificate or other information delivered pursuant thereto by the Shareholders to Computone in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this
Section 2, such Indemnified Person shall promptly notify the Shareholders of such action or suit. The failure of an Indemnified Person to notify promptly the Shareholders of a claim as contemplated by the preceding sentence will not relieve the Shareholders of their respective obligations under this Section 2 except to the extent that the Shareholders are prejudiced in their defense of such claim as a result of such failure to give prompt notice.

        (d) Conduct and Control of Claims. Subject to paragraph (e) of this
Section 2, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Shareholders advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the Share holders to participate in the defense of any such action or suit through counsel chosen by the Shareholders provided that the fees and expenses of such counsel shall be borne by the Shareholders. Any compromise or settlement by the Indemnified Persons with respect to a claim for money damages effected after the Shareholders, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge the Shareholders from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 2; provided that if the Shareholders shall disapprove of a proposed compromise or settlement by the Indemnified Persons of a claim the acceptance of which is recommended by counsel conducting the defense of such claim, and the amount of such settlement would exceed an applicable Liability Limit, the Shareholders shall be liable for the full amount of any judgment entered in respect of, or later compromise or settlement approved by the Shareholders of, such claim less the amount by which the proposed compromise or settlement disapproved by the Shareholders exceeded the applicable Liability Limit.

        (e) Claims Seeking Money Damages Only. If the remedy sought in any action or suit referred to in paragraph (d) of this Section 2 is solely money damages and the sum of (i) the amount claimed in such action or suit, (ii) all amounts previously paid by the Indemnifying Persons pursuant to this Section 2 and (iii) all amounts claimed in all pending claims for indemnity under this
Section 2 does not exceed any applicable Liability Limit, the Shareholders shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (c) of this Section 2 to notify the Indemnified Persons that the Share holders elect to conduct and control such action or suit. If the Shareholders do not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and the Share holders shall, upon request from any of the Indemnified Persons, promptly pay or cause the Escrow Agent to pay to such Indemnified Persons in accordance with the other terms of this Agreement the amount of any Loss resulting from the liability of the Indemnified Persons to the third party claimant and all related Expense. If the Shareholders give the foregoing notice, the Shareholders shall have the right to undertake, conduct and control, through counsel of their own choosing and at the sole expense of the Shareholders the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with the Shareholders in connection therewith; provided that (x) the Shareholders shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Person, (y) the Shareholders shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and (z) the Shareholders shall agree promptly to reimburse to the extent required under this Section 2 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by the Shareholders. So long as the Shareholders are contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by the Shareholders and no amount in respect thereof shall be claimed as Loss or Expense under this Section 2.

        (f) No Contribution. Each Shareholder waives, and acknowledges and agrees that such Shareholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against the Shareholders in connection with any indemnification obligation to which such Shareholder may become subject under this Agreement or the transactions contemplated hereby.

        (g) Exercise of Remedies by Indemnified Persons Other Than Computone. No Indemnified Person, other than Computone or any successor thereto or assignee thereof, shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Computone or such successor or assignee shall have consented to the assertion by such other Indemnified Person of such indemnification claim or the exercise of such other remedy.

        (h) Application of Escrow Cash to Negative Difference. Notwithstanding the foregoing, up to $150,000 of the Escrow Cash shall be available to satisfy any Negative Difference payable by the Shareholders to Computone pursuant to
Section 6.9 of the Merger Agreement.

     3. Escrow.

        (a) Escrow Accounts. On the Closing Date, Computone shall or shall cause its transfer agent to deposit with the Escrow Agent (i) the Escrow Shares in the Stock Escrow Account and (ii) the Escrow Cash in the Cash Escrow Account. The Escrow Shares allocable to a Shareholder shall be delivered by Computone or Computone's transfer agent to the Escrow Agent in the form of duly authorized stock certificates issued in the respective names of each Shareholder as set forth on Exhibit A hereto, together with endorsed stock powers. The Stock Escrow Account and the Cash Escrow Account shall each be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in the Stock Escrow Account, and the Escrow Agent agrees to accept delivery of the Escrow Cash and to hold the Escrow Cash in the Cash Escrow Account, in each case subject to the terms and conditions of this Agreement. Pending the disposition of the Escrow Cash and any cash from time to time in the Stock Escrow Account (collectively, the "Funds") by the Escrow Agent pursuant to this Agreement, the Escrow Agent agrees to invest the Funds in short-term obligations of the United States Government or overnight repurchase agreements. All interest earned on the investment of such Funds pursuant hereto shall be reinvested by the Escrow Agent in short-term obligations of the United States Government or overnight repurchase agreements until the termination of this Agreement at which time such interest shall be paid to (i) the Shareholders to the extent the interest is attributable to Funds that are disbursed pursuant to this Agreement to the Shareholders and (ii) to the Indemnified Persons to the extent the interest is attributable to Funds that are disbursed pursuant to this Agreement to the Indemnified Persons.

        (b) Dividends, Voting and Rights of Ownership. Any cash dividends or other distributions paid in respect of the Escrow Shares shall be distributed currently by Computone (or Computone's transfer agent) to the Shareholders and will not be available to satisfy the indemnification obligations of the Shareholders. The Shareholders will have the right to vote the Escrow Shares so long as such Escrow Shares are held in the Stock Escrow Account and Computone will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Stock Escrow Account pursuant to this Agreement, the Shareholders will retain and will be able to exercise all incidents of owner ship of such shares that are not inconsistent with the terms of this Agreement.

        (c) Sale of Shares. The Shareholders may at any time request the Escrow Agent to sell a portion or all of the Escrow Shares, as long as that portion of the proceeds from the sale of such Escrow Shares are deposited by the Escrow Agent into the Stock Escrow Account within two business days of such sale in the amount necessary to maintain the balance of the Stock Escrow Account at $500,000. For the purpose of this Section 3(c), the balance of the Stock Escrow Account shall be determined by valuing the Escrow Shares then held in the Stock Escrow Account as provided in Section 4(c) hereof. Any balance of cash and Escrow Shares in the Stock Escrow Account in excess of $500,000 may be released to the Shareholders upon request and in accordance with Exhibit A hereto.

        (d) No Transfer by Shareholders. The Shareholders may not, without the prior written consent of Computone, and except as expressly permitted by Section 3(c) hereof, sell, assign, pledge or otherwise transfer any of the Escrow Shares or any beneficial interest therein prior to the release of such shares from the Stock Escrow Account to the Shareholders as provided herein.

        (e) The Escrow Agent's Power to Transfer. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Shares contemplated by this Agreement. Computone shall cooperate with the Escrow Agent in promptly issuing (or causing Computone's transfer agent to issue) stock certificates to effect such transfer.

     4. Release of the Escrow Shares and the Escrow Cash to Satisfy Claims for Damages.

        (a) Delivery of Claim Notice. If an Indemnified Person has incurred or suffered Loss or Expense for which it is entitled to indemnification under
Section 2(b) of this Agreement, Computone shall, on or prior to July 31, 2001 with respect to the Cash Escrow Account (the "Cash Escrow Expiration Date") and July 31, 2002 with respect to the Stock Escrow Account (the "Stock Escrow Expiration Date"), give written notice of such claim (a "Claim Notice") to the Shareholders, with a copy being provided to the Escrow Agent. Each Claim Notice shall state the amount of claimed Loss or Expense (the "Claimed Amount") and the basis for such claim. Computone shall not make any claim for Loss or Expense against the Stock Escrow Account or any of the Shareholders after the Stock Escrow Expiration Date or against the Cash Escrow Account after the Cash Escrow Expiration Date.

        (b) Response Notice; Uncontested Claims. Within ten business days of the date of a Claim Notice (the "Response Date"), the Shareholders shall provide to Computone, with a copy being provided to the Escrow Agent, a written response (the "Response Notice") in which the Shareholders shall (i) agree that the full Claimed Amount is valid, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is valid or (iii) contest that any of the Claimed Amount is valid. The Shareholders may contest all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Loss or Expense for which Computone is entitled to indemnification under Section 2(b) of this Agreement.

        (c) Uncontested Claims. If the Shareholders in the Response Notice agree that the Claimed Amount is valid, the Escrow Agent shall promptly following the required Response Date release to Computone, as directed by Computone, either that number of Escrow Shares from the Stock Escrow Account the Value of which is sufficient to satisfy the Claimed Amount or that amount of Escrow Cash from the Cash Escrow Account which is sufficient to satisfy the Claimed Amount or that amount of Escrow Shares and Escrow Cash as together are sufficient to satisfy the Claimed Amount. The Value of the Escrow Shares for purposes of this Agreement (the "Value") shall be determined as of the applicable Response Date and shall be equal to the average closing price of a share of Computone Common Stock for each of the ten trading days preceding the applicable Response Date as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") or, if the Computone Common Stock is not then traded on Nasdaq, the median between the highest bid and highest asked price of Computone Common Stock on the OTC Bulletin Board for each of the ten days preceding the applicable Response Date.

        (d) Partially Contested Claims. If the Shareholders in the Response Notice agree that part, but not all, of the Claimed Amount is valid, the Escrow Agent shall promptly following the required Response Date release to Computone, as directed by Computone, that number of Escrow Shares from the Stock Escrow Account the Value of which is sufficient to satisfy the Agreed Amount or that amount of Escrow Cash or from the Cash Escrow Account which is sufficient to satisfy the Agreed Amount or that amount of Escrow Shares and Escrow Cash as together are sufficient to satisfy the Claimed Amount.

        (e) Fully Contested Claims. If the Shareholders in the Response Notice contest the release of all or a part of the Claimed Amount (the "Contested Amount"), the Escrow Agent shall continue to hold the Escrow Shares and the Escrow Cash which Value and cash is necessary to satisfy the Contested Amount notwithstanding the occurrence of the Cash Escrow Expiration Date or the Stock Escrow Expiration Date, as the case may be, until (i) delivery of a copy of a settlement agreement executed by the Shareholders and Computone setting forth instructions to the Escrow Agent as to the number of Escrow Shares and Escrow Cash to be released to Computone, if any, or (ii) delivery of a copy of a court order setting forth instructions to the Escrow Agent as to the number of Escrow Shares to be released to Computone, if any. Any Escrow Shares and Escrow Cash not so released to Computone shall be released to the Shareholders as set forth on Exhibit A hereto.

     5. Release of Escrow Shares and Escrow Cash. Within two days after the Cash Escrow Expiration Date, the Escrow Agent shall distribute to the Shareholders as set forth on Exhibit A hereto all of the remaining Escrow Cash and, within ten days after the Stock Escrow Expiration Date, the Escrow Agent shall distribute to the Shareholders as set forth on Exhibit A hereto all remaining Escrow Shares, if any, then being held by the Escrow Agent together with any cash then held in the Stock Escrow Account. Notwithstanding the foregoing, if Computone shall assert a claim for indemnification prior to the Final Expiration Date, as applicable, and such claim has not yet been resolved, the Escrow Agent shall retain in the Stock Escrow Account that amount of Escrow Shares and in the Cash Escrow Account that amount of Escrow Cash the Value of which together is reasonably deemed necessary by the Escrow Agent to satisfy the Claimed Amount of Loss or Expense. The Escrow Agent shall be entitled to rely on a written notice from Computone setting forth the Value of a share of Computone Common Stock, which notice shall also be sent to the Shareholders.

     6. Escrow Fees and Expenses. The Escrow Agent shall be entitled to a fee of $500 per year, plus actual expenses incurred in performing its duties hereunder.

     7. Provisions Concerning the Escrow Agent.

        (a) The Escrow Agent shall be entitled to employ such legal counsel and other experts as it may deem necessary to advise it properly in connection with its obligations hereunder and may rely on the advice of such counsel, and may pay them reasonable compensation therefor. All fees and expenses of such legal counsel and other experts shall be borne one-half by the Shareholders and one-half by Computone.

        (b) Notwithstanding any other provision herein contained, the Escrow Agent may at all times act upon and in accordance with the joint written instructions of the

Shareholders and Computone. The Escrow Agent shall not be liable for any act done or omitted by it in accordance with such instructions or the exercise of its own best judgment or pursuant to the advice of counsel of its selection.

        (c) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement and instructions given to the Escrow Agent pursuant to this Agreement, and the Escrow Agent shall not be subject to, nor obligated to recognize, any other agreement between the Shareholders and Computone even though reference thereto may be made herein or a copy thereof furnished to the Escrow Agent, and the Escrow Agent shall have no responsibility or liability to the Shareholders and Computone with respect to the performance of any such other agreement; provided, however, with the written consent of the Escrow Agent, this Agreement may be amended at any time or times by an instrument in writing signed by the Shareholders and Computone.

        (d) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or for any lack of endorsement thereon, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement or this Agreement, and the Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine.

        (e) The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by the Shareholders or Computone or by any other person, firm, or corporation, except only as such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which the Escrow Agent is advised by legal counsel of its own choosing is binding upon it; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     8. Termination. This Agreement shall terminate upon the later of the Final Expiration Date or the release by the Escrow Agent of all of the Escrow Shares and cash in the Stock Escrow Account and cash in the Cash Escrow Account in accordance with this Agreement.

     9. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one (1) business day after it is sent via a reputable nationwide overnight courier service.

     If to an Indemnified Person:

           Computone Corporation
           Suite 100
           1060 Windward Ridge Parkway
           Alpharetta, Georgia 30005-3992
           Attention: Perry J. Pickerign, President and Chief Executive Officer

     If to a Shareholder:

           Darrin S. Sherrill                         John H. Gardner, Jr.
           145 Gingergate Court           and         12160 Magnolia Circle
           Alpharetta, Georgia 30022                  Alpharetta, Georgia 30005

     If to the Escrow Agent:

           Duane, Morris & Heckscher LLP
           4200 One Liberty Place
           Philadelphia, Pennsylvania 19103
           Attention: Frederick W. Dreher, Esq.

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

     10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying not less than 60 days' prior written notice of the date when such resignation shall take effect. Computone may appoint a successor Escrow Agent without the consent of the Shareholders so long as such successor is a bank with assets of at least $500 million and as long as such successor is not a creditor of Computone or any of its subsidiaries, and may appoint any other successor Escrow Agent with the consent of the Shareholders, which shall not be unreasonably withheld. If, within such notice period, Computone provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Stock Escrow Account and the Cash Escrow Account to such designated successor.

     11. General.

         (a) Governing Law; Forum. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Georgia. Each party to this Agreement:

            (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Georgia (and each appellate court located in the State of Georgia) in connection with any such legal proceeding;

            (ii) agrees that each state and federal court located in Georgia shall be deemed to be a convenient forum; and

            (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Georgia, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        (b) Counterparts. This Agreement may be executed in two or more counter parts, each of which shall be decreed an original, but all of which together shall constitute one and the same instrument.

        (c) Entire Agreement. Except as set forth in the Merger Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

     12. Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     13. Amendment. This Agreement may be amended only with the written consent of Computone, the Escrow Agent and the Shareholders.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first above written.

                                          COMPUTONE CORPORATION

                                          By:
                                              ---------------------------------
                                              Perry J. Pickerign, President and
                                              Chief Executive Officer


                                          DUANE, MORRIS & HECKSCHER LLP
                                          as Escrow Agent

                                          By:
                                              ---------------------------------
                                                 A Partner


                                          -------------------------------------
                                          Darrin S. Sherrill


                                          -------------------------------------
                                          John H. Gardner, Jr.

                                                                       EXHIBIT A



Name of Shareholder        Number of Escrow Shares        Amount of Escrow Cash
-------------------        -----------------------        ---------------------

Darrin S. Sherrill                65,000                          $130,000

John H. Gardner, Jr.              35,000                          $ 70,000

                                                                      APPENDIX B

                          REGISTRATION RIGHTS AGREEMENT


     REGISTRATION RIGHTS AGREEMENT (this "Agreement") made as of the ____ day of June, 2000, among COMPUTONE CORPORATION, a Delaware corporation ("Computone"), DARRIN S. SHERRILL and JOHN H. GARDNER, JR. (individually, a "Holder" and, collectively, together with such other persons as shall subsequently be entitled to rights under this Agreement, the "Holders").

                                    RECITALS:

     WHEREAS, Computone is issuing and the Holders are acquiring, pursuant to an Agreement and Plan of Merger dated as of April 12, 2000 (the "Merger Agreement") among Computone, New Computone Corporation, Multi-User Solutions, Ltd. and the Holders, an aggregate of 800,000 shares of Computone's common stock, par value $.01 per share (the "Shares"); and

     WHEREAS, Computone has agreed to provide the Holders with the registration rights provided for in this Agreement as an inducement for the Holders to enter into the Merger Agreement and other agreements referenced therein;

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Certain Definitions. As used herein, the following terms shall have the following respective meanings:

        "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the federal securities law.

        "Common Stock" shall mean the Common Stock, $.01 par value, of Computone.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as shall be in effect at the time.

        "Registration Expenses" shall mean the expenses so described in Section 8 hereof.

        "Restricted Stock" shall mean the shares of Common Stock acquired by the Holders pursuant to the Merger Agreement and any shares of Common Stock or other securities of Computone received as a stock dividend or other distribution in respect to the Shares.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as shall be in effect at the time.

        "Selling Expenses" shall mean the expenses so described in Section 8 hereof.

     2. Restrictive Legend. Each certificate representing the Shares and, except as otherwise provided in Section 3 hereof, each certificate issued upon exchange or transfer of any of the Shares, shall be stamped or otherwise imprinted with a legend substantially in the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR RESALE IN CONNECTION WITH THE DISTRIBUTION THEREOF. NO
        DISPOSITION OF THE SECURITIES MAY BE MADE UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS THEN IN EFFECT WITH RESPECT THERETO, (ii) A WRITTEN OPINION REASONABLY SATISFACTORY TO THE COMPANY FROM COUNSEL FOR THE COMPANY OR OTHER COUNSEL FOR THE HOLDER REASONABLY ACCEPTABLE TO THE COMPANY HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED OR
        (iii) A "NO-ACTION" LETTER OR ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE SECURITIES AND EXCHANGE COMMISSION.

     3. Notice of Proposed Transfer. Prior to any proposed transfer of any Shares or Restricted Stock (other than under the circumstances described in Sections 4 or 5 hereof or as otherwise expressly provided herein), the Holder thereof shall give written notice to Computone of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by Computone, shall be accompanied by an opinion of counsel satisfactory to Computone to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon such Holder shall be entitled to transfer such Shares or Restricted Stock in accordance with the terms of its notice. Each certificate representing the Shares or the

Restricted Stock transferred as provided by this Section 3 shall bear the legend set forth in Section 2 hereof, except that no such certificate shall bear such legend if (i) such transfer is in accordance with the provisions of Rule 144(k) or any other rule permitting public sale without registration under the Securities Act or (ii) the opinion of counsel referred to in this Section 3 is to the further effect that the transferee and any subsequent transferee (other than an affiliate of Computone) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

     4. Demand Registration.

        (a) At any time after December 31, 2000 if the Holders of more than 33-1/3% of the outstanding Shares so demand, Computone shall effect the registration under the Securities Act of all or any portion of the Shares (a "Demand Registration"). In order to accomplish such Demand Registration, such Holder or Holders of the Shares shall send written notice to Computone, and such notice shall specify the number of Shares sought to be registered. The Holders of the Shares shall have the right to one such Demand Registration.

        (b) Within ten days after receipt of any notice for a Demand Registration, Computone shall give written notice to all other Holders of Restricted Stock that notice for a Demand Registration has been received, and Computone shall include in such Demand Registration, subject to the limitations set forth below, all shares of Restricted Stock with respect to which Computone has received written requests for inclusion from such other Holders within 30 days after Computone's mailing of such notice. If the method of disposition shall be an underwritten public offering, the Holders of a majority of the shares of Restricted Stock to be sold in such offering may designate the managing underwriter of such offering, subject to the approval of Computone, which approval shall not be unreasonably withheld, conditioned or delayed.

        (c) Computone shall be obligated to register Restricted Stock pursuant to this Section 4; provided, however that such obligation shall be deemed satisfied in each instance only when a registration statement covering all of the shares of Restricted Stock specified in notices received pursuant to this
Section 4, for sale in accordance with the method of disposition specified by the requesting Holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

        (d) Computone shall be entitled to include in any registration statement referred to in this Section 4, for sale in accordance with the method of disposition specified by the requesting Holders, shares of Common Stock to be sold by Computone for its own account, or any issued and outstanding shares of Common Stock to be sold by others except as and to the extent that, in the opinion of the managing underwriter, if such method of disposition shall be an underwritten public offering, such inclusion would adversely affect the marketing of the Restricted Stock to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, Computone will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting Holders pursuant to this Section 4 until the completion of the period of distribution of the registration contemplated thereby.

     5. Incidental Registration.

        (a) If Computone at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Form S-4 or Form S-8 or another form not available for registering Restricted Stock for sale to the public, each such time Computone shall give written notice to all Holders of Restricted Stock of its intention to do so. Upon the written request of any such Holder, given within 20 days after receipt of any such notice, to register any of its Restricted Stock, which request shall state the intended method of disposition thereof, Computone will use its best efforts to cause the Restricted Stock (in minimum amounts of $100,000 in market value of Restricted Stock) as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by Computone, all to the extent requisite to permit the sale or other disposition by the Holder in accordance with its written request of such Restricted Stock so registered.

        (b) In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, any request by a Holder pursuant to this Section 5 to register Restricted Stock shall specify that either (i) such Restricted Stock is to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration or (ii) such Restricted Stock is to be sold in the open market without any underwriting, on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. The number of shares of Restricted Stock to be included in such an underwriting may be reduced pro rata among the requesting Holders if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Computone therein; provided, however, that if any shares are to be included in such underwriting for the account of any person other than Computone and the Holders of Restricted Stock: (i) the number of shares to be included by any such other person shall be reduced first, and (ii) thereafter, the number of shares of Restricted Stock shall be reduced among all participating Holders pro rata according to the number of shares proposed to be sold.

        (c) Notwithstanding anything to the contrary contained in this Section 5, in the event that there is an underwritten offering of securities of Computone pursuant to a registration statement covering Restricted Stock and a selling Holder of Restricted Stock does not elect to sell his Restricted Stock to the underwriters of securities of Computone in connection with such offering, such Holder shall refrain from selling such Restricted Stock so registered pursuant to this Section 5 during the period of distribution of securities of Computone by such underwriters and the period in which the underwriting syndicate participates in the aftermarket; provided, how ever, that such Holder shall, in any event, be entitled to sell its Restricted Stock in connection with such registration commencing on the 180th day after the effective date of such registration statement.

     6. Registration Procedures. If and whenever Computone is required by the provisions of Sections 4 or 5 hereof to effect the registration of any shares of Restricted Stock under the Securities Act, Computone will use its best efforts, as expeditiously as possible, to:

        (a) prepare and file with the Commission a registration statement and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, determined as hereinafter provided;

        (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) hereof and to comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

        (c) furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein, including each prospectus subject to completion, as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

        (d) use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter shall reasonably request; provided, however, in no event shall Computone for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

        (e) immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

        (f) use its best efforts if the offering is underwritten to furnish, at the request of any seller, on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing Computone for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, except that such counsel need not express any opinion as to the financial statements contained therein and (C) to such other effects as may reasonably be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by Computone, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of Computone included in the registration statement or the related prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall addition ally cover such other financial matters, including information as to the period ending no more than five business days prior to the date of such letter, with respect to the registration in respect of which such letter is being given as such underwriters may reasonably request; and

        (g) make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Computone, and cause the officers, directors and employees of Computone to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

For purposes of paragraphs (a) and (b) hereof, the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and six months after the effective date thereof.

        In connection with each registration hereunder, the selling Holders of Restricted Stock will furnish to Computone in writing such information with respect to themselves and the proposed distribution by them and execute such documents regarding the Restricted Stock held by the sellers and the intended method of disposition thereof as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

        In connection with each registration pursuant to Sections 4 or 5 hereof covering an underwritten public offering, Computone agrees to enter into a written agreement with the managing underwriter in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the size and investment stature of Computone, and containing the provisions applicable to Computone set forth herein.

     7. "Market Stand-Off" Agreement. Each Holder of Restricted Stock hereby agrees that, during the 180-day period following the effective date of a registration statement of Computone filed under the Securities Act, it shall not, unless otherwise permitted by Computone and such underwriter, sell or otherwise transfer or dispose of, other than to persons who agree to be similarly bound, any Restricted Stock of Computone held by it at any time during such period except Restricted Stock included in such registration. In order to enforce this covenant, Computone may impose stop-transfer instructions with respect to the Restricted Stock of each Holder of Restricted Stock and the shares or securities of every other person subject to the foregoing restriction until the end of such period.

     8. Expenses. All expenses incurred by Computone in complying with Sections 4 or 5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Computone, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and costs of issuance, but excluding any Selling Expenses, are herein called "Registration Expenses." All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are herein called "Selling Expenses."

        Computone will pay all Registration Expenses in connection with each registration statement filed pursuant to Sections 4 or 5 hereof. All Selling Expenses in connection with any registration statement filed pursuant to Sections 4 or 5 hereof shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such persons other than Computone, except to the extent Computone shall be a seller, as they may agree.

     9. Indemnification and Contribution.

        (a) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4 or 5 hereof, Computone will indemnify and hold harmless each seller and underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4 or 5 hereof, any prospectus subject to completion or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Computone will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such seller, such underwriter or such controlling person in writing specifically for use in such registration statement or prospectus.

        (b) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4 or 5 hereof, each seller of such Restricted Stock thereunder will indemnify and hold harmless Computone and each person, if any, who controls Computone within the meaning of the Securities Act, each officer of Computone who signs the registration statement, each director of Computone and each under writer and any controlling person thereof from any and all losses, claims, damages or liabilities, joint or several, to which Computone or such officer or director or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4 or 5 hereof, any prospectus subject to completion or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Computone and each such officer, director, under writer and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; and provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to Computone by such seller specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

        (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent of any damages resulting from such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

        (d) In order to provide for just and equitable contribution in circumstances in which the benefits of the indemnity agreements provided for in the preceding paragraphs of this Section 9 are for any reason held to be unavailable to the underwriters, Computone or each seller of Restricted Stock, then Computone will contribute to the damages paid by the several underwriters or each seller of Restricted Stock, the underwriters will contribute to the damages paid by Computone or each seller of the Restricted Stock, as the case may be, and each seller of Restricted Stock will contribute to the damages paid by the underwriters or Computone, as the case may be; provided that no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the Restricted Stock taking into account the portion of the proceeds of the offering realized by each, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate in the circumstances. Computone, the underwriters and each seller of Restricted Stock agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation, even if the underwriters were treated as one entity for such purpose. No underwriter or person controlling such underwriter shall be obligated to make contribution hereunder which in the aggregate exceeds the total public offering price of the stock purchased by such underwriter under the underwriting agreement, less the aggregate amount of any damages which such underwriter and its controlling persons have otherwise been required to pay in respect of the same or any substantially similar claim. The under writers' obligations to contribute shall be several in proportion to their respective underwriting obligations and not joint. For purpose of this Section 9, each person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter; each director of Computone, each officer of Computone who signed the registration statement and each person who controls each seller of Restricted Stock within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as each seller of Restricted Stock.

     10. Changes in Common Stock. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

     11. Representations, Warranties and Covenants of Computone. Computone represents and warrants to the Holders as follows:

        (a) The execution, delivery and performance of this Agreement by Computone have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of Computone, or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, or conflict with, result in a breach of or constitute, with due notice or lapse of time or both, a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Computone.

        (b) This Agreement has been duly executed and delivered by Computone and constitutes the legal, valid and binding obligation of Computone, enforceable in accordance with its term, except as enforcement of this Agreement may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefore are brought and except as enforceability of any indemnification provision may be limited under federal and state securities laws.

        (c) With a view to making available to the Holders of Restricted Stock the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of Computone to the public without registration or pursuant to a registration on Form S-3, Computone agrees to:

            (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

            (ii) take such reasonable action as is necessary to enable the Holders of Restricted Stock to utilize Form S-3 for the sale of their Restricted Stock;

            (iii) file with the Commission in a timely manner all reports and other documents required of Computone under the Securities Act and the Exchange Act; and

            (iv) furnish to any Holder, so long as such Holder owns any Restricted Stock, forthwith upon request: (a) a written statement by Computone that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 at any time after it so qualifies, (b) a copy of the most recent annual or quarterly report of Computone and such other reports and documents so filed by Computone and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

     12. Amendments and Waivers.

        (a) Except with respect to the provisions of Sections 4 or 5 hereof, changes in or additions to any provision of this Agreement may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived, either generally or in a particular instance and either retroactively or prospectively, upon written consent of Computone and the Holders of not less than a majority of the Restricted Stock.

        (b) With respect to the provisions of Section 4 hereof, the written consent of Computone and the Holders of at least 67% of the Restricted Stock is required to amend or waive compliance with any term, covenant, agreement, condition or provision of Section 4 hereof applicable to such Holders.

        (c) No consent shall be required from any party to this Agreement that no longer holds any Restricted Stock.

     13. Miscellaneous.

        (a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that upon a transfer of shares of Restricted Stock, the transferee shall send Computone written notice setting forth its address and its agreement to be bound by the terms of this Agreement. Without limiting the generality of the foregoing, the registration rights conferred herein on the Holders of Restricted Stock shall inure to the benefit of any and all subsequent Holders from time to time of the Restricted Stock.

        (b) All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first class registered mail, postage prepaid, addressed as follows:

             (i)      if to Computone, to:

                      Computone Corporation
                      Suite 100
                      1060 Windward Ridge Parkway
                      Alpharetta, Georgia 30005-3992
                      Attention: Perry J. Pickerign, President and Chief Executive Officer

                      with a copy to:

                      Duane, Morris & Heckscher LLP
                      4200 One Liberty Place
                      Philadelphia, PA 19103
                      Attention: Frederick W. Dreher, Esquire

             (ii)     if to the Stockholders, to:

                      Darrin S. Sherrill
                      145 Gingergate Court
                      Alpharetta, Georgia 30022

                      and to:

                      John H. Gardner, Jr.
                      12160 Magnolia Circle
                      Alpharetta, Georgia 30005

                      with a copy to:

                      Johnston & Thornburgh
                      900 Circle 75 Parkway
                      Suite 1280
                      Atlanta, Georgia 30339-3084
                      Attention: John R. Thornburgh, Esq.

             (iii) if to any subsequent Holder of Restricted Stock, at such address as may have been furnished to Computone in writing by such Holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to Computone in the case of a Holder of Restricted Stock or to the Holders of Restricted Stock in the case of Computone.

        (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (e) If this Agreement shall conflict in any way with all or any portion of any other agreement or instrument to which any party hereto is a party, this Agreement shall supersede such conflicting agreement or instrument or portion thereof.

        (f) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     IN WITNESS WHEREOF, Computone and the Holders have executed this Agreement as of the date first above written.


                                          COMPUTONE CORPORATION


                                          By:
                                              ---------------------------------
                                              Perry J. Pickerign, President and
                                              Chief Executive Officer


                                          -------------------------------------
                                          Darrin S. Sherrill


                                          -------------------------------------
                                          John H. Gardner, Jr.

                                                                      APPENDIX C

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (this "Agreement") dated as of June __, 2000 between Computone Corporation, a Delaware corporation having its principal place of business at Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia 30005 (the "Employer") and Darrin S. Sherrill, an individual residing at 145 Gingergate Court, Alpharetta, GA 30022 (the "Executive").

                                   WITNESSETH:
                                   ----------

     WHEREAS, the Employer desires to employ the Executive, and the Executive desires to be employed by the Employer, all in accordance with the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Employer;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. Employment and Term.

          (a) Effective on the date hereof, the Employer shall employ the Executive, and the Executive shall be employed by the Employer, as the Chief Operating Officer of the Employer (the "Position"), in accordance with the terms and subject to the conditions set forth herein for a term (the "Initial Term") which shall commence on the date hereof and, subject to paragraphs 1(b) and 1(c) hereof, shall terminate on June __, 2003.

          (b) Unless written notice in accordance with this paragraph 1 terminating the Executive's employment hereunder is given by either the Employer or the Executive not less than 180 days in advance of the expiration of the Initial Term or any Renewal Term of this Agreement, this Agreement shall be automatically extended for successive terms of one year (each, a "Renewal Term"). The Initial Term and each Renewal Term are collectively referred to herein as the "Term," and, unless otherwise provided herein or agreed by the parties hereto, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

          (c) Notwithstanding paragraph 1(b) hereof, the Employer, by action of its Board of Directors (the "Board") and effective as specified in a written notice thereof to the Executive in accordance with the terms hereof, shall have the right to terminate the Executive's employment hereunder at any time during the Term hereof, but only for Cause (as defined herein) or on account of the Executive's death or Permanent Disability (as defined herein) as of the date of such death or Permanent Disability.

               (i) "Cause" shall mean (A) the Executive's willful and continued failure substantially to perform his material duties with the Employer, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of corporate opportunity, dishonesty, misappropriation or other intentional material damage to the property or business of the Employer by the Executive, (C) the Executive's habitual intoxication or drug addiction or repeated absences other than for physical or mental impairment or illness, (D) the Executive's admission or conviction of, or plea of nolo contendere to, any felony that, in the reasonable judgment of the Board, adversely affects the Employer's reputation or the Executive's ability to carry out his obligations under this Agreement or (E) the Executive's non-compliance with the provisions of paragraphs 2(b) or 6(b) hereof after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.

               (ii) "Permanent Disability" shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period longer than 90 consecutive days, provided, however, that in order to terminate the Executive's employment hereunder on account of Permanent Disability, the Employer must provide the Executive with written notice of the Board's good faith determination to terminate the Executive's employment hereunder for reason of Permanent Disability not less than 30 days prior to such termination which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3 hereof less any payments received by the Executive pursuant to the Employer's short-term disability insurance coverage. No termination of this Agreement because of the Permanent Disability of the Executive shall impair any rights of the Executive under any disability insurance policy maintained by the Employer at the commencement of the aforesaid 90-day period.

          (d) Any notice of termination of this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of paragraph 11 hereof.

     2. Duties of the Executive.

          (a) Subject to the ultimate control and discretion of the Board, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of the Employer or from time to time by the Board consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive hereunder, the duties of the Executive shall be performed in the greater Atlanta, Georgia metropolitan area and the Executive shall not be required to make overnight trips outside the greater Atlanta, Georgia metropolitan area exceeding 10 days per month.

          (b) The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and, during the term of his employment hereunder, the Executive shall not engage in any other business enterprise which requires any significant amount of the Executive's personal time or attention, unless granted the prior permission of the Board. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging (but not to exceed an average of ten hours per week) in, any business which does not compete with the business of the Employer, the Executive's taking actions permitted by paragraph 6(b) hereof or the Executive's involvement in charitable or community activities, provided, that the time and attention which the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties hereunder.

          (c) The Executive shall be entitled to 20 business days of leave during each calendar year with full compensation for vacation to be taken at such time or times, as the Executive and the Employer shall mutually determine. Unused days of vacation may not be carried over from year to year or received in cash. Such vacation shall be separate from time devoted by the Executive to trade shows, customer visits, seminars and other business-related activities.

     3. Compensation. For all services to be rendered by the Executive hereunder:

          (a) Base Salary. The Employer shall pay the Executive (i) a base salary (the "Base Salary") at an annual rate of One Hundred Fifty Thousand Dollars ($150,000)
during (A) the Initial Term and (B) each Renewal Term, and (ii) such other compensation as may, from time to time, be determined by the Employer in its sole discretion. Such salary and other compensation shall be payable in accordance with the Employer's normal payroll practices as in effect from time to time.

          (b) Stock Options. Effective on the date hereof, the Employer shall grant the Executive options, which shall be non-qualified stock options, to purchase an aggregate of 50,000 shares of the Employer's Common Stock with the exercise price per share to be equal to the closing bid price of one share of the Employer's Common Stock as reported by the OTC Bulletin Board on the date of such grant. Such options shall have the following principal terms:

               (i) Such options shall become vested and become exercisable on and after the third anniversary of the date hereof and may not be exercised after the expiration of ten years from the date hereof provided, however, that in the event of the death of the Executive prior to the expiration of the Initial Term, such options shall remain exercisable for the remainder of the Initial Term.

               (ii) Such options to the extent not then vested shall terminate immediately in the event of (A) a termination of this Agreement by the Employer for Cause or (B) the resignation of the Executive;

               (iii) After such options become vested and become exercisable they shall remain exercisable until the earlier of (A) the expiration of their term or (B) one year after the termination of this Agreement by the Employer because of the Executive's Permanent Disability; and

               (iv) The Employer shall prepare and file a Form S-8 registration statement with the Securities and Exchange Commission as promptly as practicable after the date hereof but under no circumstances later than the second anniversary of the date of this Agreement for the purpose of registering the Common Stock of the Employer issuable upon exercise of such options.

          (c) Automobile. From and after the date hereof and throughout the Term, the Employer shall provide the Executive with an automobile allowance of $1,200 per month payable in monthly installments irrespective of the Executive's use of such allowance for an automobile or otherwise. To the extent any of such automobile benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

          (d) Cell Phone and Pager. From and after the date hereof and throughout the Term, the Employer shall arrange that the Executive's cell phone and pager are billed to the Employer and the Executive shall monthly reimburse the Employer only for those cell phone and pager charges which in the aggregate exceed $200 per month.


          (e) Other Benefits. From and after the date hereof and throughout the Term, the compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive's employment hereunder or thereafter, to participate in and receive benefits from or under the Employer's medical, term life and disability insurance plans and such other benefit plans the Employer may in its discretion establish for its employees or executives.

          (f) Incentive Compensation.

               (i) If the maximum amount of additional Merger Consideration provided for in Section 6.9(f) of the Agreement and Plan of Merger dated as of April 12, 2000 among the Employer, New Computone Corporation, Multi-User Solutions, Ltd. (the "Company"), Darrin S. Sherrill and John H. Gardner, Jr. (the "Merger Agreement") has been earned prior to the expiration of the Second Period (as defined in the Merger Agreement), from and after that date in the Second Period on which such maximum additional Merger Consideration has been achieved through the end of the Second Period, the Employer shall pay the Executive in cash an amount equal to 6.5% of the Gross Profit (as defined in the Merger Agreement).

               (ii) The Employer shall pay the Executive in cash $100,000 for each quarter during the twelve-month period following the expiration of the Second Period (as defined in the Merger Agreement) in which the Gross Profit of the Company exceeds by 7% or more the Gross Profit of the Company in the immediately preceding quarter. The Executive shall not be entitled to receive the incentive compensation provided for in this Paragraph 3(f)(ii) for any quarter during which Gross Profit is used in the calculation of additional Merger Consideration. The Executive shall have the right to elect whether to receive said incentive compensation or to allow Gross Profit for the relevant period to be used in calculating additional Merger Consideration, and said election right may be exercised at any time prior to the sixtieth day following the end of the Third Period; provided, however, that if at any time during the Third Period the Executive elects to use any Third Period Gross Profit in calculating said incentive compensation, Gross Profit for subsequent quarters only may be used in calculating incentive compensation. Unless otherwise defined in this Agreement, capitalized terms shall have the meaning ascribed to such terms in the Merger Agreement.

          (g) Computer Equipment. The Employer shall provide the Executive with, or reimburse the Executive for the cost of, such computer equipment as is necessary to enable the Executive to work from home, including, without limitation, an ISDN connection.

     4. Expenses. The Employer shall promptly reimburse the Executive for all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, upon presentation of expense vouchers or other appropriate documentation therefor.

     5. Indemnification. The Employer shall indemnify the Executive, to the fullest extent permitted by law, for any and all liabilities to which the Executive or his Estate may be subject as a result of, in connection with or arising out of his service as an employee, an officer or a director of the Employer hereunder or his service as an employee, officer or director of another enterprise at the request of the Employer, as well as the costs and expenses (including attorneys' fees) of any legal action brought or threatened to be brought against him or the Employer as a result of, in connection with or arising out of such employment. The Employer will advance professional fees and disbursements to the Executive in connection with any such legal action, provided the Executive delivers to the Employer his undertaking to repay any expenses so advanced in the event it is ultimately determined that the Executive is not entitled to indemnification against such expenses. Expenses reasonably incurred by the Executive in successfully establishing the right to indemnification or advancement of expenses, in whole or in part, pursuant to this paragraph 5, shall also be indemnified by the Employer. The Executive shall be entitled to the full protection of any insurance policies which the Employer may elect to maintain generally for the benefit of their respective directors and officers. The rights granted under this paragraph 5 shall survive the termination of this Agreement.

     6. Confidential Information.

          (a) The Executive understands that in the course of his employment by the Employer, the Executive will receive confidential information concerning the business of the Employer, and which the Employer desires to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer reveal to anyone outside the Employer, or use for his own benefit for as long as such information remains confidential, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential, without specific written authorization by the Employer. Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employer.

          (b) During the Executive's employment with the Employer, the Executive shall not be engaged as an officer, director or employee of, or in any way be associated in a management or ownership capacity with, any corporation or other entity that conducts a business in competition with the business of the Employer during the Term, provided, however, that the Executive may own not more than 4.99% of the outstanding securities, or equivalent equity interests, of any class of any corporation or other entity which is in competition with the business of the Employer, which securities are listed on a national securities exchange or traded in the over-the-counter market.

     7. Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement.

     8. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

     9. Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its successors and permitted assigns hereunder. The rights and obligations of the Employer hereunder assigned only to parties that agree to assume all of the Employer's obligations hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

     10. Notice. Any notice which may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged upon receipt when delivered by a nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate, provided that a photocopy of such notice is dispatched at the same time as the notice is mailed. Copies of such notices also shall be sent to the Employer's counsel, attention: Frederick W. Dreher, Esq., Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103 (telecopier no.: 215-979-1213) and to Perry Pickerign, President and Chief Executive Officer of the Employer, 1060 Windward Ridge Parkway, Suite 100, Alpharetta, GA 30005 (telecopier no.: 770-625-0011).

     11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 hereof were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 hereof and to enforce specifically the terms and provisions of paragraph 6 hereof, this being in addition to any other remedy to which any party is entitled at law or in equity.

     12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive's heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

     13. Successor Liability. The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

     14. Arbitration. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in Atlanta, Georgia in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to the Board in an effort to resolve such dispute without resort to arbitration, and provided, further, that the Board shall have a period of 60 days within which to respond to the Executive's submitted dispute, and if the Board fails to respond within said time, or the Executive's dispute is not resolved, the matter may then be submitted for arbitration.

     15. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

     16. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     17. Survival of Benefits. Any provision of this Agreement which provides a benefit to the Executive and which by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his Estate.

     18. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                               COMPUTONE CORPORATION


                                                By:
                                                   --------------------------
                                                   Perry J. Pickerign, President
                                                   and Chief Executive Officer


                                                -----------------------------
                                                Darrin S. Sherrill

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (this "Agreement") dated as of June __, 2000 between Computone Corporation, a Delaware corporation having its principal place of business at Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia 30005 (the "Employer") and John H. Gardner, Jr., an individual residing at 12160 Magnolia Circle, Alpharetta, GA 30005 (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Employer desires to employ the Executive, and the Executive desires to be employed by the Employer, all in accordance with the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Employer;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. Employment and Term.

          (a) Effective on the date hereof, the Employer shall employ the Executive, and the Executive shall be employed by the Employer, as the Vice President - Sales of Multi-User Solutions, Ltd. (the "Company"), a wholly owned subsidiary of the Employer (the "Position"), in accordance with the terms and subject to the conditions set forth herein for a term (the "Initial Term") which shall commence on the date hereof and, subject to paragraphs 1(b) and 1(c) hereof, shall terminate, on June __, 2003 (the "Initial Expiration Date"). As used in this Agreement, the term "the Employer" shall include both Computone Corporation and the Company unless the context otherwise requires.

          (b) Unless written notice in accordance with this paragraph 1 terminating the Executive's employment hereunder is given by either the Employer or the Executive not less than 180 days in advance of the expiration of the Initial Term or any Renewal Term of this Agreement, this Agreement shall be automatically extended on the Initial Expiration Date and thereafter on the last day of each Renewal Term for successive terms of one year (each, a "Renewal Term"). The Initial Term and each Renewal Term are collectively referred to herein as the "Term," and, unless otherwise provided herein or agreed by the parties hereto, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

          (c) Notwithstanding paragraph 1(b) hereof, the Employer, by action of its Board of Directors (the "Board") and effective as specified in a written notice thereof to the Executive in accordance with the terms hereof, shall have the right to terminate the Executive's employment hereunder at any time during the Term hereof, but only for Cause (as defined herein) or on account of the Executive's death or Permanent Disability (as defined herein) as of the date of such death or Permanent Disability.

               (i) "Cause" shall mean (A) the Executive's willful and continued failure substantially to perform his material duties with the Employer, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of corporate opportunity, dishonesty, misappropriation or other intentional material damage to the property or business of the Employer by the Executive, (C) the Executive's habitual intoxication or drug addiction or repeated absences other than for physical or mental impairment or illness, (D) the Executive's admission or conviction of, or plea of nolo contendere to, any felony that, in the reasonable judgment of the Board, adversely affects the Employer's reputation or the Executive's ability to carry out his obligations under this Agreement or (E) the Executive's non-compliance with the provisions of paragraphs 2(b) or 6(b) hereof after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.

               (ii) "Permanent Disability" shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period longer than 90 consecutive days, provided, however, that in order to terminate the Executive's employment hereunder on account of Permanent Disability, the Employer must provide the Executive with written notice of the Board's good faith determination to terminate the Executive's employment hereunder for reason of Permanent Disability not less than 30 days prior to such termination which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3 hereof less any payments received by the Executive pursuant to the Employer's short-term disability insurance coverage. No termination of this Agreement because of the Permanent Disability of the Executive shall impair any rights of the Executive under any disability insurance policy maintained by the Employer at the commencement of the aforesaid 90-day period.

          (d) Any notice of termination of this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of paragraph 11 hereof.

     2. Duties of the Executive.

          (a) Subject to the ultimate control and discretion of the Board, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of the Employer or from time to time by the Board consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive hereunder, the duties of the Executive shall be performed in the greater Atlanta, Georgia metropolitan area.

          (b) The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and, during the term of his employment hereunder, the Executive shall not engage in any other business enterprise which requires any significant amount of the Executive's personal time or attention, unless granted the prior permission of the Board. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging (but not to exceed an average of five hours per week) in, any business which does not compete with the business of the Employer, the Executive's taking actions permitted by paragraph 6(b) hereof or the Executive's involvement in charitable or community activities, provided, that the time and attention which the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties hereunder.

          (c) The Executive shall be entitled to 20 business days of leave during each calendar year with full compensation for vacation to be taken at such time or times as the Executive and the Employer shall mutually determine. Unused days of vacation may not be carried over from year to year or received in cash. Such vacation shall be separate from time devoted by the Executive to trade shows, customer visits, seminars and other business-related activities.

     3. Compensation. For all services to be rendered by the Executive hereunder:

          (a) Base Salary. The Employer shall pay the Executive (i) a base salary (the "Base Salary") at an annual rate of One Hundred Fifty Thousand Dollars ($150,000) during (A) the Initial Term and (B) each Renewal Term, and
(ii) such other compensation as may, from time to time, be determined by the Employer in its sole discretion. Such salary and other compensation shall be payable in accordance with the Employer's normal payroll practices as in effect from time to time.

          (b) Stock Options. Effective on the date hereof, the Employer shall grant the Executive options, which shall be non-qualified stock options, to purchase an aggregate of 25,000 shares of the Employer's Common Stock with the exercise price per share to be equal to the closing bid price of one share of the Employer's Common Stock as reported by the OTC Bulletin Board on the date of such grant. Such options shall have the following principal terms:

               (i) Such options shall become vested and become exercisable on and after the third anniversary of the date hereof and may not be exercised after the expiration of ten years from the date hereof;

               (ii) Such options to the extent not then vested shall terminate immediately in the event of (A) a termination of this Agreement by the Employer for Cause or (B) the resignation of the Executive;

               (iii) After such options become vested and become exercisable they shall remain exercisable until the earlier of (A) the expiration of their term or (B) one year after the termination of this Agreement by the Employer because of the Executive's death or Permanent Disability; and

               (iv) The Employer shall prepare and file a Form S-8 registration statement with the Securities and Exchange Commission as promptly as practicable after the date hereof but under no circumstances later than the second anniversary date of this Agreement for the purpose of registering the Common Stock of the Employer issuable upon exercise of such options.

          (c) Automobile. From and after the date hereof and throughout the Term, the Employer shall provide the Executive with an automobile at the Employer's sole cost and expense. Such automobile shall be a Chevrolet Suburban or a substantially equivalent vehicle acceptable to the Executive. The Employer shall bear all gas, insurance, repairs, maintenance and other operating expenses for the automobile. To the extent any of such automobile benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

          (d) Other Benefits. From and after the date hereof and throughout the Term, the compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive's employment hereunder or thereafter, to participate in and receive benefits from or under the Employer's medical, term life and disability insurance plans and such other benefit plans the Employer may in its discretion establish for its employees or executives.

          (e) Incentive Compensation.

               (i) If the maximum amount of additional Merger Consideration provided for in Section 6.9(f) of the Agreement and Plan of Merger dated as of April 12, 2000 among the Employer, New Computone Corporation, the Company, Darrin S. Sherrill and John H. Gardner, Jr. (the "Merger Agreement") has been earned prior to the expiration of the Second Period (as defined in the Merger Agreement), from and after that date in the Second Period on which such maximum additional Merger Consideration has been achieved through the end of the Second Period, the Employer shall pay the Executive in cash an amount equal to 3.5% of the Gross Profit (as defined in the Merger Agreement).

               (ii) The Employer shall pay the Executive in cash $50,000 for each quarter during the twelve-month period following the expiration of the Second Period (as defined in the Merger Agreement) in which the Gross Profit of the Company exceeds by 7% or more the Gross Profit of the Company in the immediately preceding quarter. The Executive shall not be entitled to receive the incentive compensation provided for in this Paragraph 3(e)(ii) for any quarter during which Gross Profit is used in the calculation of additional Merger Consideration. The Executive shall have the right to elect whether to receive said incentive compensation or to allow Gross Profit for the relevant period to be used in calculating additional Merger Consideration, and said election right may be exercised at any time prior to the sixtieth day following the end of the Third Period; provided, however, that if at any time during the Third Period the Executive elects to use any Third Period Gross Profit in calculating said incentive compensation, Gross Profit for subsequent quarters only may be used in calculating incentive compensation. Unless otherwise defined in this Agreement, capitalized terms shall have the meaning ascribed to such terms in the Merger Agreement.

          (f) Laptop Computer. The Employer shall provide the Executive with, or reimburse the Executive for the cost of, a laptop computer to be used in connection with the performance of the Executive's duties and responsibilities hereunder.

     4. Expenses. The Employer shall promptly reimburse the Executive for all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, upon presentation of expense vouchers or other appropriate documentation therefor.

     5. Indemnification. The Employer shall indemnify the Executive, to the fullest extent permitted by law, for any and all liabilities to which the Executive or his Estate may be subject as a result of, in connection with or arising out of his service as an employee, an officer or a director of the Employer hereunder or his service as an employee, officer or director of another enterprise at the request of the Employer, as well as the costs and expenses (including attorneys' fees) of any legal action brought or threatened to be brought against him or the Employer as a result of, in connection with or arising out of such employment. The Employer will advance professional fees and disbursements to the Executive in connection with any such legal action, provided the Executive delivers to the Employer his undertaking to repay any expenses so advanced in the event it is ultimately determined that the Executive is not entitled to indemnification against such expenses. Expenses reasonably incurred by the Executive in successfully establishing the right to indemnification or advancement of expenses, in whole or in part, pursuant to this paragraph 5, shall also be indemnified by the Employer. The Executive shall be entitled to the full protection of any insurance policies which the Employer may elect to maintain generally for the benefit of its directors and officers. The rights granted under this paragraph 5 shall survive the termination of this Agreement.

     6. Confidential Information.

          (a) The Executive understands that in the course of his employment by the Employer, the Executive will receive confidential information concerning the business of the Employer, and which the Employer desires to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer reveal to anyone outside the Employer, or use for his own benefit, for as long as such information remains confidential, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential, without specific written authorization by the Employer. Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employer.

          (b) During the Executive's employment with the Employer, the Executive shall not be engaged as an officer, director or employee of, or in any way be associated in a management or ownership capacity with, any corporation or other entity that conducts a business in competition with the business of the Employer during the

Term, provided, however, that the Executive may own not more than 4.99% of the outstanding securities, or equivalent equity interests, of any class of any corporation or other entity which is in competition with the business of the Employer, which securities are listed on a national securities exchange or traded in the over-the-counter market.

     7. Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement.

     8. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

     9. Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its successors and assigns hereunder. The rights and obligations of the Employer hereunder assigned only to parties that agree to assume all of the Employer's obligations hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

     10. Notice. Any notice which may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged upon receipt when delivered by a nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate, provided that a photocopy of such notice is dispatched at the same time as the notice is mailed. Copies of such notices also shall be sent to the Employer's counsel, attention: Frederick W. Dreher, Esq., Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103 (telecopier no.: 215-979-1213) and to Perry Pickerign, President and Chief Executive Officer of the Employer, 1060 Windward Ridge Parkway, Suite 100, Alpharetta, GA 30005 (telecopier no.: 770-625-0011).

     11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 hereof were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 hereof and to enforce specifically the terms and provisions of paragraph 6 hereof, this being in addition to any other remedy to which any party is entitled at law or in equity.

     12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive's heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

     13. Successor Liability. The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

     14. Arbitration. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in Atlanta, Georgia in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to the Board in an effort to resolve such dispute without resort to arbitration, and provided, further, that the Board shall have a period of 60 days within which to respond to the Executive's submitted dispute, and if the Board fails to respond within said time, or the Executive's dispute is not resolved, the matter may then be submitted for arbitration.

     15. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

     16. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     17. Survival of Benefits. Any provision of this Agreement which provides a benefit to the Executive and which by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his Estate.

     18. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   COMPUTONE CORPORATION


                                    By:
                                       -------------------------------------
                                       Perry J. Pickerign,
                                       President and Chief Executive Officer



                                    ----------------------------------------
                                    John H. Gardner, Jr.

                                                                      APPENDIX D


                       INVESTMENT REPRESENTATION AGREEMENT


                                  June 27, 2000

Computone Corporation
Suite 100
1060 Windward Ridge Parkway
Alpharetta, Georgia 30005-3992
Attention: Keith H. Daniel, Chief Financial Officer

Ladies and Gentlemen:

     In connection with the issuance by Computone Corporation, a Delaware corporation (the "Company"), of 514,150 shares (the "Shares") of its Common Stock to the undersigned upon the consummation of the Merger contemplated by the Agreement and Plan of Merger dated as of April 12, 2000 among the Company, New Computone Corporation, Multi-User Solutions, Ltd., Darrin S. Sherrill and John
H. Gardner, Jr. as of the date hereof, the undersigned hereby (i) acknowledges that the Shares are being issued to him pursuant to an exemption from registration provided by Section 4 of the Securities Act of 1933, as amended (the "Act") and that the Shares have not been registered under the Act or the securities laws of any jurisdiction and (ii) represents, warrants and acknowledges as follows:

     (a) there are substantial restrictions on the transferability of the Shares and there is no active public market for the Shares and, accordingly, it may not be possible to liquidate his investment in the Shares in the case of emergency;

     (b) transfer of the Shares is prohibited in the absence of the receipt by the Company of an opinion of counsel satisfactory to the Company that such offer, sale or other disposition may be made without registration under the Act or other applicable securities laws; and

     (c) the Shares are being acquired by the undersigned exclusively for his own account for investment purposes only and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; the undersigned has no contract, understanding, undertaking, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Shares or any part thereof; the undersigned has no present plans to enter into any such contract, undertaking, agreement, understanding or arrangement and the undersigned understands the legal consequences of the foregoing representations and warranties are that he must bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and therefore may not be sold unless they are subsequently registered under the Act, which the Company is not obligated to do except as provided in the Registration Rights Agreement of even date herewith among the Company, Darrin H. Sherrill and John H. Gardner, Jr., or an exemption from such registration is available.

     The foregoing representations, warranties and undertakings are made by the undersigned with the understanding that the Company is relying upon the truth and accuracy of the representations, declarations and warranties herein made by the undersigned in issuing the Shares to the undersigned without having registered the Shares under the Act or any applicable state securities laws, and the undersigned agrees that such representations and warranties shall survive his acquisition of the Shares.


                                             Sincerely,


Date: June ___, 2000
                                             ____________________________
                                             Darrin S. Sherrill

                       INVESTMENT REPRESENTATION AGREEMENT


                                  June 27, 2000

Computone Corporation
Suite 100
1060 Windward Ridge Parkway
Alpharetta, Georgia 30005-3992
Attention: Keith H. Daniel, Chief Financial Officer

Ladies and Gentlemen:

     In connection with the issuance by Computone Corporation, a Delaware corporation (the "Company"), of 276,850 shares (the "Shares") of its Common Stock to the undersigned upon the consummation of the Merger contemplated by the Agreement and Plan of Merger dated as of April 12, 2000 among the Company, New Computone Corporation, Multi-User Solutions, Ltd., Darrin S. Sherrill and John
H. Gardner, Jr. as of the date hereof, the undersigned hereby (i) acknowledges that the Shares are being transferred under an exemption from registration provided by Section 4 of the Securities Act of 1933, as amended (the "Act") and that the Shares have not been registered under the Act or the securities laws of any jurisdiction and (ii) represents, warrants and acknowledges as follows:

     (a) there are substantial restrictions on the transferability of the Shares and there is no active public market for the Shares and, accordingly, it may not be possible to liquidate his investment in the Shares in the case of emergency;

     (b) transfer of the Shares is prohibited in the absence of the receipt by the Company of an opinion of counsel satisfactory to the Company that such offer, sale or other disposition may be made without registration under the Act or other applicable statutes; and

     (c) the Shares are being acquired by the undersigned exclusively for his own account for investment purposes only and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; the undersigned has no contract, understanding, undertaking, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Shares or any part thereof; the undersigned has no present plans to enter into any such contract, undertaking, agreement, understanding or arrangement and the undersigned understands the legal consequences of the foregoing representations and warranties are that he must bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and therefore may not be sold unless they are subsequently registered under the Act, which the Company is not obligated to do except as provided in the Registration Rights Agreement of even date herewith among the Company, Darrin H. Sherrill and John H. Gardner, Jr., or an exemption from such registration is available.

     The foregoing representations, warranties and undertakings are made by the undersigned with the understanding that the Company is relying upon the truth and accuracy of the representations, declarations and warranties herein made by the undersigned in issuing the Shares to the undersigned without having registered the Shares under the Act or any applicable state securities laws, and the undersigned agrees that such representations and warranties shall survive his acquisition of the Shares.

                                             Sincerely,


Date: June ___, 2000
                                             __________________________________
                                             John H. Gardner, Jr.


                                        2